Filed Pursuant to Rule 424(b)(5)
Registration File No. 333-199914

PROSPECTUS SUPPLEMENT
(To prospectus dated November 6, 2014)

National Rural Utilities
Cooperative Finance Corporation

CFC InterNotes®

National Rural Utilities Cooperative Finance Corporation may offer its InterNotes®, which are referred to herein as the note or notes, from time to time. A separate pricing supplement will describe the specific forms of our InterNotes®, including the purchase price, interest rate and maturity date. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

CFC may offer the notes to or through agents for resale. The amount CFC expects to receive if all of the notes are sold to or through the agents ranges from 99.7% to 96.85% of the gross proceeds from the sale of notes, after paying agent discounts and commissions between 0.3% to 3.15%. CFC also may offer the notes directly. CFC has not set a date for termination of our offering.

The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in any notes and may suspend or completely stop that activity without any notice at any time. Unless otherwise specified in the applicable pricing supplement, CFC will not list notes on any securities exchange or make them available for quotation on any quotation system.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if the prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Lead Manager and Lead Agent

Incapital LLC

Agents

Citigroup J.J.B. Hilliard, W.L. Lyons LLC	Comerica Securities Wells Fargo

Prospectus Supplement dated November 10, 2014.

InterNotes® is a registered trademark of Incapital Holdings LLC

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any accompanying pricing supplement. We have not, and the agents have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement. You should not assume that the information contained in any pricing supplement is accurate as of any date other than the date of the pricing supplement. We are not, and the agents are not, making an offer of these notes in any state or other jurisdiction where such an offer is not permitted.

The distribution of this prospectus supplement, the accompanying prospectus or any accompanying pricing supplement and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement, the accompanying prospectus or any accompanying pricing supplement come should inform themselves about and observe any such restrictions. This prospectus supplement, the accompanying prospectus and any accompanying pricing supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND
THE PRICING SUPPLEMENTS

Except as the context otherwise requires or as otherwise specified in this prospectus supplement or the accompanying prospectus, as used herein, the terms the “Company,” “CFC,” “we,” “us” and “our” refer to National Rural Utilities Cooperative Finance Corporation only. References in this prospectus supplement to “U.S. dollars” or “U.S. $” or “$” are to the currency of the United States of America.

CFC may use this prospectus supplement, together with the accompanying prospectus and an attached pricing supplement, to offer our CFC InterNotes®, from time to time.

This prospectus supplement sets forth certain terms of the notes that CFC may offer. It supplements the description of the notes contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

Each time CFC issues notes, it will attach a pricing supplement to this prospectus supplement and the accompanying prospectus. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the accompanying prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement or the accompanying prospectus will apply and supersede that information in this prospectus supplement or the accompanying prospectus.

When we refer to the prospectus, we mean the prospectus that accompanies this prospectus supplement. When we refer to a pricing supplement, we mean the pricing supplement we file with respect to a particular note.

It is important for you to read and consider all the information contained in this prospectus supplement, the prospectus and the applicable pricing supplement, together with the documents incorporated by reference and the additional information described in “Where You Can Find More Information” on page 1 of the prospectus, in making your investment decision.

SUMMARY

This section summarizes the legal and financial terms of the notes that are described in more detail under the captions “Description of Notes” herein and “Description of Senior Debt Securities” in the accompanying prospectus. Final terms of any particular notes will be determined at the time of sale and will be contained in the pricing supplement relating to those notes. The terms of the notes appearing in that pricing supplement may vary from, and if they do vary will supersede, the terms contained in this summary and in “Description of Notes” herein and “Description of Senior Debt Securities” in the accompanying prospectus. In addition, in deciding whether to invest in any particular notes you should read the more detailed information appearing elsewhere in this prospectus supplement, the prospectus and in the applicable pricing supplement, together with the documents incorporated by reference and the additional information described in “Where You Can Find More Information” on page 1 of the prospectus.

Issuer
National Rural Utilities Cooperative Finance Corporation.
Purchasing Agent
Incapital LLC.
Lead Manager and Lead Agent
Incapital LLC.
Agents
Citigroup Global Markets Inc., Comerica Securities, Inc., J.J.B. Hillard, W.L. Lyons LLC, and Wells Fargo Advisors LLC.
Title of Notes
CFC InterNotes®.
Amount
We may offer notes in connection with this program until the sum of all our indebtedness, including the notes and indebtedness guaranteed by CFC, but excluding capital term certificates and government secured obligations, equals 20 times the sum of members’ equity and the outstanding amount of capital term certificates.
Denominations
The notes will be issued and sold in minimum denominations of $1,000 and multiples of $1,000, unless otherwise stated in the applicable pricing supplement.
Ranking
The notes will be our direct, unsecured, senior obligations and will rank equally with all of our other unsecured, senior indebtedness from time to time outstanding.
No Listing
The notes will not be listed on any securities exchange, unless specified otherwise in the applicable pricing supplement.
Maturities
Each note will mature more than nine months from its date of original issuance, as specified in the applicable pricing supplement unless redeemed or repaid prior to such date in accordance with its terms.
Interest
Each note will bear interest from its date of original issuance at a fixed rate (which may be zero if the note is issued at a discount from the principal amount due at maturity) or a floating rate that may be determined by reference to one or more base interest rates or one or more indices.
Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the stated maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to its stated maturity in accordance with its terms.
Principal
The principal amount of each note will be payable on its stated maturity date or upon earlier redemption or repayment at the corporate trust office of the paying agent or at any other place we may designate. We may also offer amortizing notes from time to time.
Redemption and Repayment
Unless otherwise stated in the applicable pricing supplement, a note will not be redeemable at our option or be repayable at the option of the holder prior to its stated maturity date. The notes will not be subject to any sinking fund.
Survivor’s Option
Specific notes may contain a provision requiring the repayment of those notes prior to the stated maturity if requested by the authorized representative of the beneficial owner of those notes following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner or his or her estate at least six months prior to the request. This feature is referred to as a Survivor’s Option. Your notes will not be repaid in this manner unless the pricing supplement for your notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option is subject to limits set by us on the permitted dollar amount of total exercises by all holders of notes in any calendar year, and the permitted dollar amount of an individual exercise by a holder of a note in any calendar year.
Additional details on the Survivor’s Option are described in the section entitled “Description of Notes — Survivor’s Option.”
Sale and Clearance
We will sell notes in the United States only. Notes will be issued only in book-entry form and will clear through The Depository Trust Company. We do not intend to issue notes in certificated form except in the limited circumstances described in this prospectus supplement or the applicable pricing supplement.
Trustee
The trustee for the notes is U.S. Bank National Association under an indenture, dated as of December 15, 1987, as amended by a supplemental indenture to designate U.S. Bank National Association as trustee for the notes, dated as of October 1, 1990. The trustee also will act as paying agent, calculation agent and security registrar.
Selling Group
The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into a selling agent agreement with us dated November 10, 2014. Dealers who are members of the selling group have executed a master selected dealer agreement with the Purchasing Agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com or by telephone at 800-289-6689 or by email at info@incapital.com for a list of selling group members.

RISK FACTORS

Before making an investment decision, you should carefully consider the following risks as well as other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus, including the risk factors relating to us contained in our periodic or current reports filed with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference. The notes will not be an appropriate investment for you if you are not knowledgeable about significant features of the notes, our financial condition, operations and business and financial matters in general. You should not purchase the notes unless you understand, and know that you can bear, these risks.

If you attempt to sell the notes prior to maturity, the market value of the notes, if any, may be less than the principal amount of the notes.

Unlike savings accounts, certificates of deposit and other similar investment products, you may not be able to redeem the notes prior to maturity, or your right to redeem the notes prior to maturity may be limited to a valid exercise of the Survivor’s Option. If you wish to liquidate your investment in the notes prior to maturity, selling your notes may be your only option. At that time, there may be a very illiquid market for the notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect the market value of the notes. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. These factors include, without limitation:

•	the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the notes;
•	the time remaining to the maturity of the notes;
•	the outstanding amount of the notes;
•	the redemption or repayment features of the notes;
•	market rates of interest higher than rates borne by the notes; and
•	the level, direction and volatility of interest rates generally and other conditions in credit markets.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

Floating rate notes bear additional risks.

If your notes bear interest at a floating rate, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of factors, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. Interest rates can be volatile and such volatility may be expected in the future.

An investment in indexed notes entails significant risks not associated with a similar investment in fixed or conventional floating rate debt securities.

An investment in notes that are indexed, as to interest, to commodities, securities, baskets of securities or securities indices, financial, economic or other measures or other indices, either directly or inversely, entails significant risks that are not associated with similar investments in a fixed rate or conventional floating rate debt security.

These risks include the possibility that an index or indices may be subject to significant changes and that the resulting interest rate will be less than that payable on a fixed or conventional floating rate debt security issued by us at the same time. These risks depend on a number of interrelated factors, including economic, financial and political events, over which we have no control.

Additionally, if the formula used to determine the amount of interest payable with respect to such notes contains a multiplier or leverage factor, the effect of any change in the applicable index or indices will be magnified. In recent years, values of certain indices have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in the value of any particular index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

The secondary market, if any, for indexed notes will be affected by a number of factors independent of our creditworthiness and the value of the applicable index or indices, including the complexity and volatility of the index or indices, the method of calculating the interest in respect of indexed notes, the time remaining to the maturity of such notes, the outstanding amount of such notes, any redemption features of such notes, the amount of other debt securities linked to such index or indices and the level, direction and volatility of market interest rates generally. Such factors also will affect the market value of indexed notes.

In addition, certain indexed notes may be designed for specific investment objectives or strategies and, therefore, may have a more limited secondary market and experience more price volatility than conventional debt securities. Investors may not be able to sell such notes readily or at prices that will enable them to realize their anticipated yield. You should not purchase such notes unless you understand and are able to bear the risks that such notes may not be readily saleable, that the value of such notes will fluctuate over time and that such fluctuations may be significant.

Finally, our credit ratings may not reflect the potential impact of all risks related to the structure and other factors on the market value of indexed notes. Accordingly, prospective investors should consult their own financial and legal advisors as to the risks an investment in the indexed notes may entail and the suitability of the notes in light of their particular circumstances.

We may choose to redeem notes when prevailing interest rates are relatively low.

If your notes are redeemable at our option, we may choose to redeem your notes from time to time. Prevailing interest rates at the time we redeem your notes likely would be lower than the rate then borne by the notes. In such a case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as our redemption date approaches.

We may choose to issue notes without a Survivor’s Option and any Survivor’s Option we do offer may be limited in amount.

We may issue notes without a Survivor’s Option. If we do issue notes with a Survivor’s Option, we will have the discretionary right to limit the aggregate principal amount of notes subject to any Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of notes. Accordingly, no assurance can be given that exercise of the Survivor’s Option for a desired amount will be permitted in any single calendar year.

The notes may have limited or no liquidity.

There is currently no secondary market for the notes and there can be no assurance that a secondary market will develop. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your notes when you want or at a price that you wish to receive for your notes. The agents have advised us that they may from time to time purchase and sell the notes in any secondary market which may develop. However, no agent is obligated to do so and any agent may discontinue making a market in the notes at any time without notice. The notes are not, and will not be, listed on any securities exchange.

Changes in our credit ratings may affect the market value of the notes.

Real or anticipated changes in our credit ratings may affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks, if any, related to the notes.

A reduction in the credit ratings for our debt could adversely affect our liquidity and cost of debt.

Nationally recognized statistical rating organizations play an important role in determining, by means of the ratings they assign to issuers and their debt, the availability and cost of debt funding. We currently contract with two nationally recognized statistical rating organizations to receive ratings for our secured and unsecured debt and our commercial paper. Our credit ratings are important to our liquidity. In order to access the commercial paper markets at current levels, we believe that we need to maintain our current ratings for commercial paper. Changes in rating agencies’ rating methodology, actions by governmental entities or others, additional losses from impaired loans and other factors could adversely affect the credit ratings on our debt. A reduction in our credit ratings could adversely affect our liquidity, competitive position, or the supply or cost of debt financing available to us. A significant increase in our interest expense could cause us to sustain losses or impair our liquidity by requiring us to seek other sources of financing, which may be difficult to obtain. From time to time, credit rating agencies, including those who provide our credit ratings, evaluate and update their credit rating methodologies. Standard & Poor’s Rating Services issued a request for comment in August 2014 on proposed criteria for rating non-bank financial institutions globally, and a request for comment in October 2014 on issue credit ratings for non-bank financial institutions. When adopted, whether in the forms proposed or with other changes not included in the proposals, the criteria on which our credit ratings are based may change, which may in turn affect our ratings.

The U.S. federal income tax consequences of indexed notes may be uncertain.

No statutory, judicial or administrative authority directly addresses the characterization for U.S. federal income tax purposes of some types of indexed notes. As a result, significant U.S. federal income tax consequences of an investment in those indexed notes are not certain. We are not requesting, and will not request in the future, a ruling from the Internal Revenue Service (“IRS”) for any of the indexed notes we may offer, and we give no assurance that the IRS will agree with the statements made in this prospectus supplement or in the applicable pricing supplement.

USE OF PROCEEDS

Unless we describe a different use in a particular pricing supplement, the net proceeds from the sale of the notes will be added to the general funds of CFC and will be available to fund operations, including the retirement of outstanding debt.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces the description of the general terms and provisions of the notes set forth under the heading “Description of Senior Debt Securities” in the prospectus. Unless otherwise specified in an applicable pricing supplement, the notes will have the terms described below. Capitalized terms used but not defined below have the meanings given to them in the prospectus and in the indenture relating to the notes.

The notes being offered by this prospectus supplement, the prospectus and the applicable pricing supplement are our senior obligations to be issued under an indenture, dated as of December 15, 1987, as supplemented by a first supplemental indenture dated as of October 1, 1990 between us and U.S. Bank National Association, as successor trustee (as so supplemented, the “indenture”). We have initially designated U.S. Bank National Association as our paying agent, calculation agent and security registrar for the notes. The indenture is more fully described in the prospectus. The indenture limits the aggregate principal amount of senior indebtedness which may be issued under it, as described under “Restriction on Indebtedness” in the accompanying prospectus. The following statements are summaries of the material provisions of the notes. The prospectus provides summaries of the material provisions of the indenture under the heading “Description of Senior Debt Securities.” These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including for the definitions of certain terms. The notes constitute a single series of notes for purposes of the indenture.

Notes issued in accordance with this prospectus supplement, the prospectus and the applicable pricing supplement will have the following general characteristics:

•	the notes will be our direct, unsecured, senior obligations and will rank equally with all of our other unsecured, senior indebtedness from time to time outstanding;
•	the notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is more than nine months from its date of original issuance;
•	each note will bear interest from its date of original issuance at a fixed rate, which may be zero in the case of certain discounted notes, a floating rate or an indexed rate;
•	the notes will not be subject to any sinking fund; and
•	the minimum denomination of the notes will be $1,000, unless otherwise stated in the applicable pricing supplement.

In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the principal amount of notes offered;
•	whether the notes are fixed rate notes, floating rate notes or indexed notes;
•	whether the notes are amortizing notes;
•	whether the notes are original issue discount notes and if so, the yield to maturity;
•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the notes, at which the notes will be issued to the public;
•	the date on which the notes will be issued to the public;
•	the stated maturity date of the notes;

•	if the notes are fixed rate notes, the rate per year at which the notes will bear interest (which may be zero) and any interest payment dates;
•	if the notes are floating rate notes, the method of determining and paying interest, including the interest rate basis, the initial interest rate, the interest determination date, the interest reset dates, the interest payment dates, the index maturity, the maximum interest rate and the minimum interest rate, if any, and the spread and/or spread multiplier, if any; see “— Floating Rate Notes” for an explanation of the terms relating to floating rate notes;
•	if the notes are indexed notes, the amount of interest, if any, we will pay the holder on an interest payment date or the formula used to calculate these amounts, if any; see “— Indexed Notes” for an explanation of the terms relating to indexed notes;
•	the interest payment frequency;
•	the purchase price, Purchasing Agent’s discount and net proceeds to us;
•	whether the authorized representative of the holder of a beneficial interest in the notes will have the right to seek repayment upon the death of the holder as described under “— Survivor’s Option;”
•	if the notes may be redeemed at our option or repaid at the option of the holder prior to its stated maturity date, the provisions relating to any such redemption or repayment;
•	any special U.S. federal income tax consequences of the purchase, ownership and disposition of the notes; and
•	any other significant terms of the notes not inconsistent with the provisions of the indenture.

We may at any time and from time to time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Payment of Principal and Interest

Payments of principal of, premium, if any, and interest on beneficial interests in the notes will be made in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (“DTC”) and its participants as described under “Registration and Settlement — The Depository Trust Company.” Payments in respect of notes in certificated form, if any, will be made as described under “Registration and Settlement — Registration, Transfer and Payment of Certificated Notes.”

We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon any payments on a note, including, without limitation, any withholding tax, is the responsibility of the holders of beneficial interests in the note in respect of which such payments are made.

Interest and Interest Rates

The notes may bear interest at:

•	a fixed rate;
•	a floating rate, which may be based on one of the following rates; see “— Floating Rate Notes” for further description of each of these floating rates:
•	the CD rate,
•	the commercial paper rate,
•	the CMT rate,
•	LIBOR,
•	the prime rate,
•	the treasury rate,

•	the federal funds rate, or
•	any other domestic or foreign interest rate as we may describe in the note and applicable pricing supplement, or
•	an indexed rate, which may be based on one of the following rates; see “— Indexed Notes” for further description of these indexed rates:
•	one or more securities;
•	one or more commodities;
•	any other financial, economic or other measures or instruments, including the occurrence or nonoccurrence of any event or circumstances; and/or
•	indices or baskets of any of these items.

Each note will accrue interest from its date of original issuance until its stated maturity or earlier redemption or repayment. The applicable pricing supplement will specify a fixed interest rate or a floating rate index or formula. Interest payments on each note will include the amount of interest accrued from and including the last interest payment date to which interest has been paid, or from and including the date of original issuance if no interest has been paid with respect to the note, to, but excluding, the applicable interest payment date, stated maturity date or date of earlier redemption or repayment, as the case may be.

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, subject to certain exceptions, the maximum rate of interest for any loan to an individual is 16% for a loan less than $250,000, and 25% for a loan of $250,000 or more but less than $2,500,000, in each case calculated per year on a simple interest basis. There is no limit on the maximum rate of interest on loans made to individuals in an amount equal to $2,500,000 or more. Under present New York law, the maximum rate of interest which may be charged to a corporation for any loan up to $2,500,000 is 25% per year simple interest. There is no limit on the maximum rate of interest on loans made to corporations in an amount equal to $2,500,000 or more.

Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date.

Payment of Interest

Unless otherwise specified in the applicable pricing supplement, interest on the notes will be paid as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

Unless otherwise specified in the applicable pricing supplement, the regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that the regular record date for interest due on the note’s stated maturity date or date of earlier redemption or repayment will be that particular date. If any interest payment date other than the maturity date for any floating rate note falls on a day that is not a business day, such interest payment date will be postponed to the following business day, except that, in the case of a floating rate note for which LIBOR is an applicable base rate, if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date of any floating rate note falls on a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next business day as if it were made on the date that payment was due, and no interest will accrue for the period from that maturity date to the date of payment.

As used herein, “business day” means any day that is (a) not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are generally authorized or obligated by law to close and (b) with respect to any floating rate note for which LIBOR is an applicable base rate, a London Business Day. “London Business Day” means a day on which commercial banks are open for business, including for dealings in U.S. dollars, in London.

Fixed Rate Notes

Each fixed rate note will bear interest from its date of original issuance at the annual fixed interest rate stated in the applicable pricing supplement. The rate of interest may be zero in the case of certain notes issued at a discount from the principal amount due at maturity.

Unless the applicable pricing supplement specifies otherwise, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

If the stated maturity date, date of earlier redemption or repayment, or interest payment date for any fixed rate note is not a business day, principal and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the stated maturity date, date of earlier redemption or repayment or interest payment date.

Floating Rate Notes

Interest on floating rate notes will be determined by reference to one or more base rates, which will include:

•	the CD rate;
•	the commercial paper rate;
•	the CMT rate;
•	LIBOR;
•	the prime rate;
•	the treasury rate;
•	the federal funds rate; or
•	any other domestic or foreign interest rate as we may describe in the note and applicable pricing supplement.

The related base rate will be based upon the index maturity, as defined below under “— General Features,” if applicable, and adjusted by a spread and/or spread multiplier, if any, as specified in the applicable pricing supplement. In addition, a floating rate note may bear interest that is calculated by reference to two or more base rates determined in the same manner as the base rates are determined for the types of floating rate notes described above. The applicable pricing supplement for each floating rate note will specify the base rate or rates applicable to it.

General Features

Base Rates, Spreads and Spread Multipliers.  The interest rate on each floating rate note will be calculated by reference to one or more specified base rates, in either case plus or minus any applicable spread, and/or multiplied by any applicable spread multiplier. The “index maturity” is the period to maturity of the instrument or obligation from which the base rate or rates are calculated, if applicable, as specified in the applicable pricing supplement. The “spread” is the number of basis points to be added to or subtracted from the base rate or rates applicable to a floating rate note, and the “spread multiplier” is the percentage of the base rate or rates applicable to a floating rate note by which the base rate or rates are multiplied to determine the applicable interest rates on the floating rate note, as specified in the applicable pricing supplement.

Reset of Rates.  The interest rate on each floating rate note will be reset daily, weekly, monthly, quarterly, semiannually, annually or otherwise. Each such “interest reset period” will be specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, the dates on which such an interest rate will be reset will be, in the case of floating rate notes which reset:

•	daily, each business day;
•	weekly, the Wednesday of each week, except weekly reset treasury rate notes, which will be reset on the Tuesday of each week;
•	monthly, the third Wednesday of each month;
•	quarterly, the third Wednesday of March, June, September and December of each year;
•	semi-annually, the third Wednesday of the two months of each year as specified in the applicable pricing supplement; and
•	annually, the third Wednesday of the month of each year as specified in the applicable pricing supplement.

If any interest reset date for any floating rate note is not a business day, it will be postponed to the next succeeding business day, except that, in the case of a floating rate note for which LIBOR is an applicable base rate, if that business day is in the next succeeding calendar month, that interest reset date will be the immediately preceding business day.

Maximum and Minimum Rates.  A floating rate note may also have either or both of the following:

•	a maximum limit, or ceiling, called the “maximum interest rate,” on the yearly interest rate in effect with respect to that floating rate note from time to time; and
•	a minimum limit, or floor, called the “minimum interest rate,” on the yearly interest rate in effect with respect to that floating rate note from time to time.

In addition to any maximum interest rate which may apply to any floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by federal law of general application.

Determination of Reset Interest Rates.  The interest rate applicable to each interest reset period commencing on the respective interest reset date will be the rate determined as of the applicable interest determination date defined below on or prior to the calculation date, as defined below under “— Calculation Agent.”

Unless otherwise specified in the applicable pricing supplement, the “interest determination date” with respect to an interest reset date for:

•	CD rate notes, commercial paper rate notes, CMT rate notes, prime rate notes and federal funds rate notes will be the second business day before the interest reset date;
•	LIBOR notes will be the second London Business Day before the interest reset date; and
•	Treasury rate notes will be the day of the week in which that interest reset date falls on which treasury bills (as defined below under “— Treasury Rate”) are normally auctioned; treasury bills are normally sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, but is sometimes held on the preceding Friday.

If as a result of a legal holiday a treasury bill auction is held on the Friday of the week preceding an interest reset date, the related interest determination date will be the preceding Friday. The interest determination date pertaining to a floating rate note the interest rate of which is determined with reference to two or more base rates will be the first business day which is at least two business days prior to the interest reset date for that floating rate note on which each base rate is determined. Each base rate will be determined on that date and the applicable interest rate will take effect on the related interest reset date.

The interest rate in effect with respect to a floating rate note on each day that is not an interest reset date will be the interest rate determined as of the interest determination date for the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date for that interest reset date, subject in each case to any applicable law and maximum or minimum interest rate limitations. However, the interest rate in effect with respect to a floating rate note for the period from its original issue date to the first interest reset date, to which we refer as the “initial interest rate,” will be determined as specified in the applicable pricing supplement.

Accrued Interest.  With respect to a floating rate note, accrued interest for any interest period will be calculated by multiplying the principal amount of such floating rate note by an accrued interest factor. That accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable interest period. The interest factor for each day will be computed by dividing the interest rate applicable to that day by 360, or, in the case of notes for which the CMT rate or the treasury rate is an applicable base rate, by the actual number of days in the year.

Calculation Agent.  Unless otherwise specified in the applicable pricing supplement, the trustee will be the calculation agent and will calculate the interest rate applicable to a floating rate note on or before any calculation date. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate as determined for the then most recent interest reset date with respect to that floating rate note. Unless otherwise specified in the applicable pricing supplement, the “calculation date” pertaining to any interest determination date will be the earlier of:

•	the tenth calendar day after that interest determination date or, if that day is not a business day, the next succeeding business day, or
•	the business day immediately preceding the applicable interest payment date or maturity date, as the case may be.

All percentages resulting from any calculation on floating rate notes will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545%, or 0.09876545, will be rounded upward to 9.87655%, or 0.0987655), and all dollar amounts used in or resulting from that calculation on floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.

As mentioned above, the initial interest rate in effect with respect to a floating rate note from and including the original issue date to but excluding the first interest reset date will be specified in the applicable note and related pricing supplement. The interest rate for each subsequent interest reset date will be determined by the calculation agent as set forth below, plus or minus any spread and/or multiplied by any spread multiplier, and subject to any maximum interest rate and/or minimum interest rate, as specified in the applicable note and related pricing supplement.

CD Rate

Unless otherwise specified in the applicable pricing supplement, “CD rate” will be determined, for any interest determination date relating to a floating rate note for which the CD rate is an applicable base rate, to which we refer to as a “CD rate interest determination date,” according to the following procedures:

•	Calculated by the calculation agent as the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on that CD rate interest determination date, of three leading non-bank dealers in negotiable U.S. dollar certificates of deposit in New York City, which may include one or more of the agents or their affiliates, selected by the calculation agent after consultation with us, for negotiable U.S. dollar certificates of deposit of major U.S. money market banks with a remaining maturity closest to the index maturity specified in the applicable pricing supplement and in an amount that is representative for a single transaction in that market at that time.

•	If the dealers selected as described above by the calculation agent are not quoting rates as set forth above, the CD rate for that CD interest rate determination date will be the CD rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, then the rate of interest payable will be the initial interest rate.

Commercial Paper Rate.

Unless otherwise specified in the applicable pricing supplement, “commercial paper rate” means, for any interest determination date relating to a floating rate note for which the commercial paper rate is an applicable base rate, to which we refer as a “commercial paper rate interest determination date,” the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper — Nonfinancial.” If the commercial paper rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the relevant calculation date, then the commercial paper rate will be the money market yield of the rate on that commercial paper rate interest determination date for commercial paper of the specified index maturity indicated in the pricing supplement as published in H.15 Daily Update, or in another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper — Nonfinancial.”
•	If by 3:00 p.m., New York City time, on the calculation date, the rate described is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, the commercial paper rate for the applicable commercial paper rate interest determination date will be calculated by the calculation agent and will be the money market yield of the arithmetic mean of the offered rates (quoted on a bank discount basis), as of 11:00 a.m., New York City time, on that commercial paper rate interest determination date of three leading dealers of U.S. dollar commercial paper in New York City, which may include one or more of the agents or their affiliates, selected by the calculation agent after consultation with us, for commercial paper of the index maturity specified in the applicable pricing supplement placed for a non-financial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating agency.
•	If the dealers selected as described above by the calculation agent are not quoting as set forth above, the commercial paper rate with respect to that commercial paper rate interest determination date will be the commercial paper rate in effect for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“H.15(519)” means the weekly statistical release designated “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the Internet site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication. All references to this website are for your informational reference only. Information on that website is not incorporated by reference in this prospectus supplement or the accompanying prospectus.

“Money market yield” means the yield, expressed as a percentage, calculated in accordance with the following formula:

Money market yield =	360 × D – (D x M)	× 100

where “D” is the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” is the actual number of days in the applicable interest period.

CMT Rate

Unless otherwise specified in the applicable pricing supplement, “CMT rate” means, for any interest determination date relating to a floating rate note for which the CMT rate is an applicable base rate, to which we refer as a “CMT rate interest determination date,” the following:

•	If “Reuters Page FRBCMT” is the designated CMT Reuters page, as defined below, in the applicable pricing supplement, the CMT rate on the CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index, as defined below, as set forth in H.15(519), as such rate is displayed on Reuters on page FRBCMT (or any other page as may replace such page on such service) for that CMT rate interest determination date.
•	If “Reuters Page FEDCMT” is the designated CMT Reuters page in the applicable pricing supplement, the CMT rate on the CMT rate interest determination date will be a percentage equal to the one-week or one-month, as specified in the applicable pricing supplement, treasury constant maturity rate for the designated CMT maturity index as set forth in H.15(519), as such yield is displayed on Reuters on page FEDCMT (or any other page as may replace such page on such service) for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls.

If the CMT rate cannot be determined in this manner, the following procedures will apply:

•	If the applicable rate described above is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for that CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index as published in H.15(519).
•	If the rate described in the prior paragraph is no longer published, or if not published by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for that CMT rate interest determination date will be the treasury constant maturity rate for the designated CMT maturity index, or other treasury rate for the designated CMT maturity index, for the CMT rate interest determination date with respect to that interest reset date that:
•	is published by either the Board of Governors of the Federal Reserve System or the U.S. Department of the Treasury and determined by the calculation agent to be comparable to the rate formerly displaced on the designated CMT Reuters page and published in H.15(519), if the designated CMT Reuters page is Reuters Page FRBCMT; or
•	is announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which such CMT rate interest determination date falls, if the designated CMT Reuters page is Reuters Page FEDCMT.
•	If the rate described in the prior paragraph is not provided by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for the CMT rate interest determination date will be calculated by the calculation agent and will be a yield to maturity, based on the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the CMT rate interest determination date reported, according to their written records, by three leading primary U.S. government securities dealers in New York City, which may include one or more of the agents or their affiliates, to which we refer as “reference dealers,” selected by the calculation agent (from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States, to which we refer as “treasury notes,” with an original maturity of approximately the designated CMT maturity index, a remaining term to maturity of not less than such designated CMT maturity index minus one year and in a principal amount that is representative for a single transaction in such securities in such market at such time.

•	If the calculation agent is unable to obtain at least three treasury note quotations as described above, the CMT rate for that CMT rate interest determination date will be calculated by the calculation agent and will be a yield to maturity based on the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m., New York City time, on the CMT rate interest determination date of three reference dealers in New York City (from five such reference dealers selected by the calculation agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index, a remaining term to maturity closest to the designated CMT maturity index and in an amount of at least $100 million.
•	If three or four, and not five, of such reference dealers are quoting as set forth above, then the CMT rate will be based on the arithmetic mean of the bid rates obtained and neither the highest nor lowest of such quotes will be eliminated. However, if fewer than three reference dealers selected by the calculation agent are quoting as set forth above, the CMT rate with respect to that CMT rate interest determination date will be the CMT rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate. If two treasury notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the designated CMT maturity index, then the quotes for the treasury note with the shorter remaining term to maturity will be used.

“Designated CMT Reuters page” means the display on the Reuters 3000 Xtra Service (or any successor service) specified in the applicable pricing supplement that displays “Treasury Constant Maturities” as reported in H.15(519). If no Reuters page is so specified, then the applicable page will be Reuters page FEDCMT. If Reuters page FEDCMT applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

“Designated CMT maturity index” means the original period to maturity of the U.S. treasury securities (1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable pricing supplement with respect to which the CMT rate will be calculated.

LIBOR

Unless otherwise specified in the applicable pricing supplement, “LIBOR” means the rate determined by the calculation agent in accordance with the following procedures:

•	For an interest determination date relating to a floating rate note for which LIBOR is an applicable base rate, to which we refer as a “LIBOR interest determination date,” LIBOR will be the rate for deposits in U.S. dollars having the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date that appears on the designated LIBOR page, as defined below, as of 11:00 a.m., London time, on that LIBOR interest determination date.
•	If no rate appears, as the case may be, on the designated LIBOR page as specified above, the calculation agent will request the principal London offices of each of four major reference banks, which may include one or more of the agents or their affiliates, in the London interbank market, as selected by the calculation agent after consultation with us, to provide its offered quotation for deposits in U.S. dollars for the period of the index maturity specified in the applicable pricing supplement, commencing on the applicable interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that LIBOR interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time.

•	If the reference banks provide at least two such quotations, then LIBOR for that LIBOR interest determination date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, then LIBOR for that LIBOR interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in New York City on that LIBOR interest determination date by three major banks, which may include one or more of the agents or their affiliates, selected by the calculation agent after consultation with us, for loans in U.S. dollars to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time.
•	If fewer than three banks selected by the calculation agent are quoting as set forth above, LIBOR with respect to that LIBOR interest determination date will be LIBOR for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Designated LIBOR page” means the display on the Reuters screen “LIBOR01” page (or such other page as may replace such page on that service or such other page as may be nominated by the ICE Benchmark Administration Limited, or its successor, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Prime Rate

Unless otherwise specified in the applicable pricing supplement, “prime rate” means, for any interest determination date relating to a floating rate note for which the prime rate is an applicable base rate, to which we refer as a “prime rate interest determination date,” the rate set forth on such date in H.15(519) under the caption “Bank Prime Loan.” If the prime rate cannot be determined as described above, the following procedures will apply:

•	If the rate described above is not published by 3:00 p.m., New York City time, on the related calculation date, then the rate on such prime rate interest determination date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “Bank Prime Loan” will be the prime rate.
•	If the rate described above is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related calculation date, then the prime rate will be determined by the calculation agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Page US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as of 11:00 a.m., New York City time, on that prime rate interest determination date.
•	If fewer than four of these rates appear on the Reuters Page US PRIME 1 for that prime rate interest determination date, then the prime rate will be determined by the calculation agent and will be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on that prime rate interest determination date by three major banks in New York City, which may include one or more of the agents or their affiliates, selected by the calculation agent after consultation with us.
•	If the banks selected by the calculation agent are not quoting as set forth above, the prime rate with respect to that prime rate interest determination date will remain the prime rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Reuters Page US PRIME 1” means the display on the Reuters 3000 Xtra Service designated as “US PRIME 1”, or such other page as may replace the US PRIME 1 page on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

Treasury Rate

Unless otherwise specified in the applicable pricing supplement, “treasury rate” means, for any interest determination date relating to any floating rate note for which the treasury rate is an applicable base rate, to which we refer as a “treasury rate interest determination date,” the rate from the auction held on such treasury rate interest determination date of direct obligations of the United States, or “treasury bills,” having the index maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on the Reuters 3000 Xtra Service designated as USAUCTION10, or any other page as may replace such page on such service. If the treasury rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above is not so published by 3:00 p.m., New York City time, on the related calculation date, the bond equivalent yield, as defined below, of the auction rate of such treasury bills as announced by the U.S. Department of the Treasury by 3:00 p.m., New York City time, on the related calculation date will be the treasury rate.
•	If the auction rate described in the prior paragraph is not so announced by the U.S. Department of the Treasury, or if no such auction is held, then the treasury rate will be the bond equivalent yield of the rate on that treasury rate interest determination date of treasury bills having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market” or, if not yet published by 3:00 p.m., New York City time, on the related calculation date, the rate on that treasury rate interest determination date of those treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”
•	If the rate described in the prior paragraph is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the treasury rate will be calculated by the calculation agent and will be the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on that treasury rate interest determination date, of three leading primary U.S. government securities dealers, which may include one or more of the agents or their affiliates, selected by the calculation agent after consultation with us, for the issue of treasury bills with a remaining maturity closest to the index maturity specified in the applicable pricing supplement.
•	If the dealers selected as described above by the calculation agent are not quoting as set forth above, the treasury rate with respect to that treasury rate interest determination date will be the treasury rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

“Bond equivalent yield” means a yield, expressed as a percentage, calculated in accordance with the following formula:

Bond equivalent yield =	D × N 360 – (D x M)	× 100

where “D” is the applicable per annum rate for treasury bills quoted on a bank discount basis, “N” refers to 365 or 366, as the case may be, and “M” is the actual number of days in the applicable interest reset period.

Federal Funds Rate

Unless otherwise specified in the applicable pricing supplement, “federal funds rate” means, for any interest determination date relating to a floating rate note for which the federal funds rate is an applicable base rate, to which we refer as a “federal funds rate interest determination date,” the rate with respect to that date for U.S. dollar federal funds as published in H.15(519) under the heading “Federal Funds (Effective)” as that rate is displayed on Reuters on page FEDFUNDS1, or any other page that may replace such page on such service, under the heading “EFFECT.” If the federal funds rate cannot be determined in this manner, the following procedures will apply:

•	If the rate described above does not appear on Reuters on page FEDFUNDS1 by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate will be the rate with respect to that federal funds rate interest determination date for U.S. dollar federal funds as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying that rate, under the caption “Federal Funds (Effective).”
•	If the rate described above does not appear on Reuters on page FEDFUNDS1 or is not yet published in H.15(519), H.15 Daily Update or another electronic source by 3:00 p.m., New York City time, on the related calculation date, then the federal funds rate with respect to that federal funds rate interest determination date will be calculated by the calculation agent and will be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in New York City, which may include one or more of the agents or their affiliates, selected by the calculation agent after consultation with us, prior to 9:00 a.m., New York City time, the business day following that federal funds rate interest determination date.
•	If the brokers selected as described above by the calculation agent are not quoting as set forth above, the federal funds rate with respect to that federal funds rate interest determination date will be the federal funds rate for the immediately preceding interest reset period, or if there was no interest reset period, the rate of interest payable will be the initial interest rate.

Indexed Notes

We may issue indexed notes which will provide that the amount of interest payable on an interest payment date will be determined by reference to:

•	one or more securities;
•	one or more commodities;
•	any other financial, economic or other measures or instruments, including the occurrence or non-occurrence of any event or circumstances; and/or
•	indices or baskets of any of these items.

The applicable pricing supplement will include information about the relevant index or indices, how amounts that are to become payable will be determined by reference to that index or those indices, certain special tax consequences of the purchase, ownership or disposition of indexed notes and other information relating to the indexed notes. See also “Risk Factors — An investment in indexed notes entails significant risks not associated with a similar investment in fixed or conventional floating rate debt securities.”

Original Issue Discount Notes

We may issue the notes as “original issue discount notes.” An original issue discount note is a note, including any note that does not provide for the payment of interest prior to its maturity date, which is issued at a price lower than its principal amount and which provides that upon redemption, repayment or acceleration of its stated maturity an amount less than its principal amount will be payable. If an original issue discount note is redeemed, repaid or accelerated prior to its stated maturity, the amount payable to the holder of such a note will be determined in accordance with the terms of the note, but will be an amount less than the amount payable at the stated maturity of such a note. Original issue discount notes and other notes may be treated as issued with original issue discount for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” below.

Amortizing Notes

We may from time to time offer notes on which we pay principal and interest in installments over the life of the notes. Interest on amortizing notes will be computed on the basis of a 360-day year of twelve 30-day months. Unless otherwise specified in the applicable pricing supplement, payments with respect to the amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. We will provide a table with repayment information with respect to each amortizing note to its original purchaser and we will make this information available, upon request, to the subsequent noteholders.

Redemption and Repayment

Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

If the applicable pricing supplement states that the note will be redeemable at our option prior to its stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ written notice to the holder of those notes.

If the pricing supplement states that your note will be repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in the pricing supplement. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a note is irrevocable.

Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore, other than the trustee under the indenture, DTC or its nominee will be the only entity that receives notices of redemption of notes from us and will be the only entity that can exercise the right to have the notes repaid, in the case of optional repayment. See “Registration and Settlement.”

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right of repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The redemption or repayment of a note normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus unpaid interest accrued to the date or dates of redemption or repayment.

We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder or tendered by a holder’s duly authorized representative through exercise of the Survivor’s Option described below. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

Survivor’s Option

The “Survivor’s Option” is a provision in a note pursuant to which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The pricing supplement relating to each offering of notes will state whether the Survivor’s Option applies to those notes.

If a note is entitled to a Survivor’s Option, upon the valid exercise of the Survivor’s Option and the proper tender of that note for repayment, we will, subject to our discretion as described below, repay that note, in whole or in part, at a price equal to 100% of the amortized principal amount of the deceased beneficial owner’s interest in that note plus unpaid interest accrued to the date of repayment.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note, including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner, under the laws of the applicable jurisdiction.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of us and the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year, or such greater amount as we may in our sole discretion determine for any calendar year. We also have the discretionary right to limit to $250,000 in any calendar year, or such greater amount as we may in our sole discretion determine for any calendar year, the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor’s Option except in principal amounts of $1,000 and multiples of $1,000.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Each election to exercise the Survivor’s Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor’s Option is May 1, 2015, and interest on that note is paid monthly, we would normally, at our option, repay that note on the interest payment date occurring on June 15, 2015, because the May 15, 2015 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register, that states the reason that note has not been accepted for repayment.

With respect to notes represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment pursuant to exercise of the Survivor’s Option for a note, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

•	a written instruction to such broker or other entity to notify DTC of the authorized representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;
•	appropriate evidence satisfactory to us and the trustee (a) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;
•	if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to us and the trustee from the nominee attesting to the deceased’s beneficial ownership of such note;
•	a written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the Financial Institution Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States;
•	if applicable, a properly executed assignment or endorsement;
•	tax waivers and any other instruments or documents that we or the trustee reasonably require in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and
•	any additional information we or the trustee reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to us and the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option applicable to the notes will be accepted in any one calendar year as described above. All questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by us, in our sole discretion, which determination will be final and binding on all parties.

The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See “Registration and Settlement.”

Forms for the exercise of the Survivor’s Option may be obtained from the trustee at U.S. Bank National Association at 100 Wall Street — Suite 1600, New York, New York 10005, Attention: Beverly Freeney, (212) 361-2893.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

Replacement of Notes

If any mutilated note is surrendered to the trustee, we will execute and the trustee will authenticate and deliver in exchange for such mutilated note a new note of the same series and principal amount. If we and the trustee receive evidence to our satisfaction of the destruction, loss or theft of any note and such security or indemnity as may be required by them, then we shall execute and the trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same series and principal amount. All expenses, including counsel fees and expenses, associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

Reopening of Issue

We may, from time to time, without the consent of existing noteholders, reopen an issue of notes and issue additional notes with the same terms, including maturity and interest payment terms, as notes issued on an earlier date, except for the issue date, issue price and the first payment date of interest. After such additional notes are issued, they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

All of the notes we offer will be issued only in book-entry form. This means that we will not issue certificates for notes, except in the limited cases described below. Instead, we will issue global notes in registered form. Each global note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represented by a global note evidences a beneficial interest in that global note.

Beneficial interests in a global note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

So long as DTC or its nominee is the registered holder of a global note, DTC or its nominee, as the case may be, will be the sole holder and owner of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holder of the notes for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

If any of the following happens:

•	DTC or any successor depository notifies us that it is unwilling or unable to continue as depository for global notes or ceases to be a “clearing agency” registered in good standing under the Exchange Act or other applicable statute or regulation and we do not appoint a successor depository within 90 days after we receive notice of such inability, unwillingness or cessation;
•	an event of default, as described under “Description of Senior Debt Securities — Events of Default, Notice and Waiver” in the prospectus, under the notes has occurred and is continuing; or
•	we, in our sole discretion, determine that any or all of the book-entry notes will no longer be represented by global notes;

then we will issue, to participants that hold interests in those global notes through DTC, certificated notes in exchange for the related book-entry notes and such participants will then become the registered holders of those certificated notes. Those global notes will be cancelled and be of no further force or effect. The registered holder of a certificated note may transfer that note as described below under “— Registration, Transfer and Payment of Certificated Notes.”

Book-Entry, Delivery and Form

DTC will act as securities depository for the book-entry notes. The book-entry notes will be issued as fully-registered global securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global securities will be issued for each issue of the book-entry notes, each in the aggregate principal amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of book-entry notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the book-entry notes on DTC’s records. The ownership interest of each actual purchaser of each book-entry note (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the book-entry notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners.

To facilitate subsequent transfers, all book-entry notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of book-entry notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the book-entry notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such book-entry notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the book-entry notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to book-entry notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to CFC as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts book-entry notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, distributions, and dividend payments on the book-entry notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from CFC, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC or CFC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of CFC, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the book-entry notes at any time by giving reasonable notice to CFC. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered.

CFC may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC. Certificates may also be printed and delivered in the event of an event of default under the indenture and the subsequent surrender by DTC of the book-entry notes held by DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that CFC believes to be reliable, but neither CFC nor the agents take any responsibility for the accuracy thereof.

Payments on any book-entry notes would be made by the trustee directly to holders of the book-entry notes in accordance with the procedures set forth herein and in the indenture. Interest payments and any principal payments on the book-entry notes on each interest payment date would be made to holders in whose names the book-entry notes were registered at the close of business on the related record date as set forth under “— Interest and Interest Rates” beginning on page S-8. Such payments would be made by check mailed to the address of such holders as they appear on the note register and, in addition, under the circumstances provided by the indenture, by wire transfer to a bank or depository institution located in the United States and appropriate facilities thereof. The final payment of principal and interest on any book-entry notes, however, would be made only upon presentation and surrender of such book-entry notes at the office of the paying agent for such book-entry notes.

A book-entry note may be transferred free of charge in whole or in part upon the surrender of the book-entry note to be transferred, together with the completed and executed assignment which appears on the reverse of the book-entry note, at the specified office of any transfer agent. In the case of a permitted transfer of any part of a book-entry note, a new book-entry note in respect of the balance not transferred will be issued to the transferor. Each new book-entry note to be issued upon the transfer of a book-entry note will, upon the effective receipt of such completed assignment by a transfer agent at its respective specified office, be available for delivery at such specified office, or at the request of the holder requesting such transfer, will be mailed at the risk of the transferee entitled to the new book-entry note to such address as may be specified in such completed assignment. Neither the registrar nor any transfer agent shall be required to register the transfer of or exchange of any book-entry notes within 15 days before the maturity date.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s same-day funds settlement system.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the book-entry notes among its participants, DTC is under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Neither CFC, the trustee nor the agents will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, DTC’s nominee or any DTC participant with respect to any ownership interest in the book-entry notes, or payments to, or the providing of notice for, DTC participants or beneficial owners.

Registration, Transfer and Payment of Certificated Notes

We do not intend to issue certificated notes, except in the limited circumstances described above. If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the registrar or at the office of any transfer agent designated and maintained by us. We have originally designated U.S. Bank National Association to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time, we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

We will not be required to: (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days after the selection of the notes to be redeemed; (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part; or (3) exchange or register the transfer of any note as to which an election for repayment by the holder has been made, except the unrepaid portion of any note being repaid in part.

We will pay principal of and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note by check on any interest payment date other than at stated maturity or upon earlier redemption or repayment to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes the material U.S. tax consequences to holders of the notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your notes in the initial offering of a particular issuance of notes.
•	The discussion only covers you if you hold your notes as a capital asset (generally, for investment purposes), your “functional currency” is the U.S. dollar (if you are a U.S. holder) and you do not have a special tax status.
•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of the notes, such as your holding the notes in connection with a hedging, straddle or conversion transaction. We suggest that you consult your tax advisor about the consequences of holding the notes in your particular situation.
•	The discussion does not cover you if you are a partner in a partnership (or an entity treated as a partnership for U.S. tax purposes). If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding the notes, we suggest that you consult your tax advisor.
•	The discussion is based on current law. Changes in the law may change the tax treatment of the notes.
•	The discussion does not cover state, local or foreign law, and, except for the U.S. federal estate tax consequences discussed below with respect to Non-U.S. holders, does not cover any U.S. federal tax consequences other than income tax consequences.
•	This discussion does not cover the Medicare tax that may be imposed on the “net investment income” of U.S. holders that are individuals, estates or trusts.
•	The discussion does not cover every type of notes that we might issue. If we intend to issue notes of a type not described in this summary, additional tax information will be provided in the prospectus supplement for the notes.
•	We have not requested a ruling from the IRS on the tax consequences of owning the notes. As a result, the IRS could disagree with portions of this discussion.

If you are considering buying notes, we suggest that you consult your tax advisors about the tax consequences of holding the notes in your particular situation.

Tax Consequences to U.S. Holders

This section applies to you if you are a “U.S. holder.” A “U.S. holder” is a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;
•	a corporation or entity taxable as a corporation for U.S. federal income tax purposes that was created under U.S. law (federal or state);
•	an estate whose worldwide income is subject to U.S. federal income tax; or
•	a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and if one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has validly elected to be treated as a U.S. person.

Interest

The tax treatment of interest paid on the notes depends upon whether the interest is “qualified stated interest.” The notes may have some interest that is qualified stated interest and some that is not.

“Qualified stated interest” is any interest that meets all the following conditions:

•	It is payable at least once each year.
•	It is payable over the entire term of the notes.
•	It is payable at a single fixed rate or at certain specified variable rates.
•	The notes have a maturity of more than one year from their issue date.

If any interest on the notes is qualified stated interest, then:

•	If you are a cash method taxpayer (as are most individual holders), you must report that interest in your income when you receive it.
•	If you are an accrual method taxpayer, you must report that interest in your income as it accrues.

If any interest on the notes is not qualified stated interest, it is subject to the rules for original issue discount (“OID”) described below.

Determining Amount of OID

Notes that have OID are subject to additional tax rules. The amount of OID on the notes is determined as follows:

•	The amount of OID on the notes is the “stated redemption price at maturity” of the notes minus the “issue price” of the notes. If this amount is zero or negative, there is no OID.
•	The “stated redemption price at maturity” of the notes is the total amount of all principal and interest payments to be made on the notes, other than qualified stated interest. In a typical case where all interest is qualified stated interest, the stated redemption price at maturity is the same as the principal amount.
•	The “issue price” of the notes is the first price at which a substantial amount of the notes are sold to the public (excluding bondhouses, brokers and persons acting in a similar capacity).
•	Under a special rule, if the OID determined under the general formula is very small, it is disregarded and not treated as OID. This disregarded OID is called “de minimis OID.” If all the interest on the notes is qualified stated interest, this rule applies if the amount of OID is less than the following items multiplied together: (a) .25% (¼ of 1%), (b) the number of full years from the issue date to the maturity date of the notes and (c) the principal amount.
•	U.S. holders that hold notes that have OID and contain a Survivor’s Option should consult with their tax advisors regarding the effect of such feature to their particular circumstances.

Accrual of OID Into Income

If the notes have OID, the following consequences arise:

•	You must include the total amount of OID as ordinary income over the life of the notes.
•	You must include OID in income as the OID accrues on the notes, even if you are on the cash method of accounting. This means that you are required to report OID income, and in some cases pay tax on that income, before you receive the cash that corresponds to that income.
•	OID accrues on the notes on a “constant yield” method. This method takes into account the compounding of interest. Under this method, the accrual of OID on the notes, combined with the inclusion into income of any qualified stated interest on the notes, will result in you being taxable at approximately a constant percentage of your unrecovered investment in the notes.

•	The amount of OID includible in income by you in a taxable year is the sum of the “daily portions” of OID with respect to your notes for each day of the taxable year (or portion thereof) in which you held the notes. The daily portion is determined by allocating to each day in an accrual period a pro rata portion of the OID allocable to that accrual period.
•	The accruals of OID on the notes will generally be less in the early years and more in the later years.
•	If any of the interest paid on the notes is not qualified stated interest, that interest is taxed solely as OID. It is not separately taxed when it is paid to you.
•	Your tax basis in the notes is initially your cost. It increases by any OID (not including qualified stated interest) you report as income. It decreases by any principal payments you receive on the notes, and by any interest payments you receive that are not qualified stated interest.

Notes Subject to Additional Tax Rules

Additional or different tax rules apply to several types of notes that we may issue.

Short-term notes:  We may issue notes with a maturity of one year or less. These are referred to as “short-term notes.”

•	No interest on these notes is qualified stated interest. Otherwise, the amount of OID is calculated in the same manner as described above.
•	You may make certain elections concerning the method of accrual of OID on short-term notes over the life of the notes.
•	If you are an accrual method taxpayer, a bank, a notes dealer, or in certain other categories, you must include OID on short-term notes in income as it accrues.
•	If you are a cash method taxpayer not subject to the accrual rule described above, you do not include OID on short-term notes in income until you actually receive payments on the notes. Alternatively, you can elect to include OID in income as it accrues. This election applies to all short-term notes acquired by you during the first taxable year for which the election is made and all subsequent taxable years, unless the IRS consents to a revocation.
•	Two special rules apply if you are a cash method taxpayer and you do not include OID on short-term notes in income as it accrues. First, if you sell the note or it is paid at maturity, and you have a taxable gain, then the gain is ordinary income to the extent of the accrued OID on the note at the time of the sale that you have not yet taken into income. Second, if you borrow money (or do not repay outstanding debt) to acquire or hold the note, then while you hold the note you cannot deduct any interest on the borrowing that corresponds to accrued OID on the note until you include the OID in your income.

Floating rate notes:  Floating rate notes are subject to special OID rules.

•	If the interest rate is based on a single fixed formula based on the cost of newly borrowed funds or other objective financial information (which in either case may include a fixed interest rate for the initial period if certain conditions are met), all the interest will be qualified stated interest. The amount of OID (if any), and the method of accrual of OID, will then be calculated by converting the notes’ floating rate into a fixed rate and by applying the general OID rules described above.
•	The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during such accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.
•	If the notes have more than one formula for interest rates, it is possible that the combination of interest rates might create OID. We suggest that you consult your tax advisor concerning the OID accruals on any floating rate notes.

Other categories of notes:  Additional rules may apply to certain other categories of notes. The pricing supplement for these notes may describe these rules. In addition, we suggest that you consult your tax advisor in these situations. These categories of notes include:

•	notes that are denominated in currency other than U.S. dollars;
•	notes with contingent payments;
•	notes that you can put to CFC before their maturity;
•	notes that are callable by CFC before their maturity, other than typical calls at a premium;
•	indexed notes with an index tied to currencies; and
•	notes that are extendable at your option or at the option of CFC.

Premium and Discount

Additional special rules apply in the following situations involving discount or premium:

•	If you buy the notes in the initial offering for more than their stated redemption price at maturity, the excess amount you pay will be “bond premium.” You can elect to use bond premium to reduce your taxable interest income over the life of your notes. Under the election, the total bond premium will be allocated to interest periods, as an offset to your interest income, on a “constant yield” basis over the life of the notes — that is, with a smaller offset in the early periods and a larger offset in the later periods. You make this election on your tax return for the year in which you acquire the notes. However, if you make the election, it automatically applies to all debt instruments with bond premium that you own during that year or that you acquire at any time thereafter, unless the IRS permits you to revoke the election.
•	Similarly, if the notes have OID and you buy them in the initial offering for more than the issue price, the excess (up to the total amount of OID) is called “acquisition premium.” The amount of OID you are required to include in income will be reduced by this amount over the life of the notes.
•	If you buy the notes in the initial offering for less than the initial offering price to the public, special rules concerning “market discount” may apply.
•	Under the market discount rules, absent an election to include market discount in income currently, you will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of a note, as ordinary income to the extent of the lesser of the amount of such payment or realized gain or the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition, unless the amount of such market discount is considered to be de minimis. Market discount will accrue ratably unless you elect to accrue market discount under a constant yield method. The election to apply the constant yield method is made on a debt instrument-by-debt instrument basis, and is irrevocable. Special rules apply in applying the accrual methods for amortizing notes.

Appropriate adjustments to tax basis are made in these situations. We suggest that you consult your tax advisor if you are in one of these situations.

Accrual Election

You can elect to be taxed on the income from the notes in a different manner than described above. Under the election:

•	No interest is qualified stated interest.
•	You include amounts in income as it economically accrues to you. The accrual of income is in accordance with the constant yield method, based on the compounding of interest. The accrual of income takes into account stated interest, OID (including de minimis OID), market discount and premium.

•	Your tax basis is increased by all accruals of income and decreased by all payments you receive on the notes.
•	The election is made for the taxable year in which you buy the notes and cannot be revoked without the consent of the IRS.

Sale or Retirement of the Notes

On your sale or retirement of your notes:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the notes. Your tax basis in the notes is your cost, subject to certain adjustments.
•	Your gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if you held the notes for more than one year. For non-corporate U.S. holders, net long-term capital gains are generally taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.
•	If (a) you purchased the notes with de minimis OID, (b) you did not make the election to accrue all OID into income, and (c) you receive the principal amount of the notes upon the sale or retirement, then you will generally have capital gain equal to the amount of the de minimis OID.
•	If you sell the notes between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the notes but has not yet been paid by the sale date. That amount is treated as ordinary interest income and not as sale proceeds.
•	All or part of your gain may be ordinary income rather than capital gain in certain cases. These cases include sales of short-term notes, notes with market discount, notes with contingent payments or foreign currency notes.

Information Reporting and Backup Withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your notes through a broker or other intermediary, the intermediary must provide information to the IRS concerning interest, OID and retirement or sale proceeds on your notes, unless an exemption applies. As discussed above under “Premium and Discount,” the amount reported to you may have to be adjusted to reflect the amount you must report on your own tax return.
•	Similarly, unless an exemption applies, you must provide the intermediary with your taxpayer identification number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.
•	If you are subject to these requirements but do not comply, the intermediary must apply backup withholding on all amounts payable to you on the notes (including principal payments). If the intermediary withholds, you may claim the withheld amount as a credit against your federal income tax liability if you provide the required information to the IRS.
•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A “Non-U.S. holder” is a beneficial owner of the notes, other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

Withholding Taxes

Generally, payments of principal and interest (including OID) on the notes will not be subject to U.S. withholding taxes. However, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the notes and that you are a Non-U.S. holder.
•	You hold your notes directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.
•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form. In some cases, you may instead be permitted to provide documentary evidence of your claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.
•	The interest income on the notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI and be subject to U.S. federal income tax as described below under “— U.S. Trade or Business.”

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.
•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.
•	An intermediary through which you hold the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the notes. However, if you hold your notes through a qualified intermediary — or if there is a qualified intermediary in the chain of title between you and the withholding agent for the notes — the qualified intermediary will not generally forward this information to the withholding agent.
•	The amount of interest payable on the notes is based on the earnings of CFC or certain other contingencies. If this exception applies, additional information will be provided in the pricing supplement.
•	You are a bank making a loan in the ordinary course of its business. In this case, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S., as discussed above.

Interest payments (including OID) made to you will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if one of the following conditions applies:

•	You hold your notes directly through a qualified intermediary and the applicable procedures are complied with.
•	The notes have an original maturity of 183 days or less from their issue date.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. holders of the notes, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale or Retirement of Notes

If you sell the notes or the notes are redeemed, you will not be subject to federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S.
•	You are an individual, you were present in the U.S. for at least 183 days during the year in which you disposed of the notes, and certain other conditions are satisfied.
•	The gain represents accrued interest or OID, in which case the rules for interest would apply.

U.S. Trade or Business

If you hold your notes in connection with a trade or business that you are conducting in the U.S. and, if required by an applicable income tax treaty, you maintain a U.S. permanent establishment to which the holding of the notes is attributable:

•	Any interest on the notes, and any gain from disposing of the notes, generally will be subject to U.S. federal income tax as if you were a U.S. holder.
•	If you are a corporation, you may also be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business (subject to certain adjustments), including earnings from the notes. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate Taxes

If you are an individual, your notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the notes were not connected to a trade or business that you were conducting in the U.S.

Information Reporting and Backup Withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you are a Non-U.S. holder exempt from withholding tax on interest, as described above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, as described above, interest payments (including OID) made to you may be reported to the IRS on Form 1042-S.
•	Sale proceeds you receive on a sale of your notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may provide one of the forms described under “Withholding Taxes” to claim an exemption from information reporting and backup withholding on a sale. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

The Foreign Account Tax Compliance Act (“FATCA”) imposes a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect U.S. shareholders and/or U.S. accountholders. FACTCA withholding currently applies to payments of interest on notes and, beginning January 1, 2017, to payments of gross proceeds from a sale or other disposition of notes. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implication of this legislation on their investment in the notes.

European Union Tax Reporting and Withholding

Directive 2003/48/EC (the “Directive”) of the Council of the European Union, relating to the taxation of savings income, became effective on July 1, 2005. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either the payor or payee. Belgium, Luxembourg and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding taxes through voluntary disclosure of the investment to the individual’s Member State. In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, and some (including Switzerland) have exercised the option to apply withholding taxes as described above.

CERTAIN ERISA CONSIDERATIONS

The fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should be considered by the fiduciary of an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA (which we refer to as an “ERISA Plan”) in the context of the ERISA Plan’s particular circumstances before authorizing the acquisition and holding of the notes. Among other factors to consider, the fiduciary should consider whether such acquisition and holding of the notes is in accordance with the documents governing the ERISA Plan and would satisfy the prudence requirements of ERISA and whether such acquisition and holding of the notes is appropriate for the ERISA Plan in view of its overall investment policy and the composition and diversification of its portfolio.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), prohibit (a) ERISA Plans, (b) individual retirement accounts, self-employment retirement plans and other plans or arrangements described in Section 4975(e)(1) of the Internal Revenue Code and (c) entities whose underlying assets include “plan assets” (within the meaning of ERISA Section 3(42), 29 C.F.R. Section 2510.3-101 or otherwise under ERISA) by reason of such ERISA Plan’s or other plan’s investment in such entity ((a), (b) and (c) are hereinafter referred to as “Plans”) from engaging in certain transactions involving plan assets with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to such Plan unless an exemption applies. Therefore, fiduciaries of ERISA Plans and persons making investment decisions for other Plans should also consider whether an investment in the notes might constitute or give rise to a prohibited transaction under ERISA or the Internal Revenue Code. Certain Plans that are not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Internal Revenue Code, such as governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and certain foreign plans (as described in Section 4(b)(4) of ERISA), may nevertheless be subject to federal, state, local, non-U.S. or other laws, rules or regulations that are similar to the foregoing provisions of ERISA and the Internal Revenue Code (collectively, “Similar Laws”). A violation of the prohibited transaction rules may result in an excise tax or other liabilities under ERISA or Section 4975 of the Internal Revenue Code and require the unwinding of the transaction giving rise to the violation and the disgorgement of any gains. In the case of an individual retirement account, a violation of these prohibited transaction rules could also cause the individual retirement account to lose tax exempt status. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code may be applicable to a Plan’s acquisition, holding or disposition of the notes, depending in part on the type of Plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made.

The U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of notes offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction to the nonfiduciary service provider. There can be no assurance that all of the conditions of any of the above exemptions will be satisfied.

Each purchaser and transferee of the notes must represent (or if the notes are issued in book entry form will, by virtue of its acquisition, be deemed to represent) that either the notes are not being acquired with assets of a Plan or the acquisition, holding and, to the extent relevant, disposition of the notes by the purchaser or transferee will not give rise to a transaction that is prohibited by Section 406, 407 and 408 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is unavailable, or in the case of a governmental plan, church plan or non-U.S. plan subject to Similar Laws, will not violate any applicable

Similar Laws. In addition, Plan investors should consider the application of PTCE 75-1, for certain transactions by a broker-dealer, to the acquisition, holding or disposition of the notes.

The foregoing discussion is general in nature, is not intended to be all inclusive, and is based on laws in effect on the date hereof. Such discussion should not be construed as legal advice. Due to the complexity of these rules and the penalties imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries and other persons considering the purchase of the notes on behalf of a plan consult with its counsel regarding the consequences under ERISA, the Internal Revenue Code or other Similar Law, of the acquisition, disposition and holding of the notes and the availability of any exemptive relief for these consequences. The sale of any notes is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or is appropriate for, any such Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Under the terms of the selling agent agreement dated as of November 10, 2014, the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to the selling agent agreement and have agreed to use their reasonable best efforts to solicit offers to purchase the notes. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a master selected dealer agreement with the Purchasing Agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. The Purchasing Agent will purchase the notes at a discount ranging from 0.3% to 3.15% of the non-discounted price for each note sold. However, we also may sell the notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. The Purchasing Agent also may sell notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose any particular arrangements in the applicable pricing supplement.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, discount and concession may be changed.

We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

Each agent, including the Purchasing Agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that they may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market in the notes at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in same-day funds. See “Registration and Settlement.”

In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with a specific offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

In the ordinary course of their respective businesses, the agents and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions (including acting as underwriters, initial purchasers or dealers with respect to other securities offerings) with CFC and its affiliates, for which they have received, and in the future expect to receive, customary compensation. In addition, affiliates of the agents from time to time have acted or in the future may continue to act as lenders to CFC and its affiliates, for which they have received or expect to receive customary compensation.

In addition, in the ordinary course of their business activities, the agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of CFC or its affiliates. The agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the notes offered hereby and certain U.S. tax matters in connection with the offering of notes will be passed upon for CFC by Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street NW, Washington, D.C. Certain legal matters will be passed upon for the agents by Hunton & Williams LLP, 200 Park Avenue, New York, New York. Hunton & Williams, LLP from time to time has performed and may perform legal services for CFC.

EXPERTS

The consolidated financial statements of National Rural Utilities Cooperative Finance Corporation as of May 31, 2014, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report dated August 28, 2014 refers to its audit of the adoption of Accounting Standards Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities, and Accounting Standards Update No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, as more fully described in Note 16 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements other than with respect to this disclosure.

The consolidated financial statements as of May 31, 2013, and for each of the two years in the period ended May 31, 2013, incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended May 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

PROSPECTUS

National Rural Utilities
Cooperative Finance Corporation

Senior Debt Securities
Subordinated Debt Securities

We plan to offer from time to time senior debt securities and subordinated debt securities. We will provide the specific terms of these senior debt securities and subordinated debt securities and the offering in one or more supplements to this prospectus. A prospectus supplement or pricing supplement may also add, change or update information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. For additional information on the method of sale, refer to the section entitled “Plan of Distribution” below. The names of any underwriters, dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these senior debt securities and subordinated debt securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the senior debt securities and subordinated debt securities involves risks. See “Risk Factors” on page 1.

This prospectus may not be used to consummate sales of senior debt securities or subordinated debt securities unless accompanied by a prospectus supplement.

The date of this prospectus is November 6, 2014.

i

ABOUT THIS PROSPECTUS

To understand the terms of the senior debt securities and subordinated debt securities (the “securities”) offered by this prospectus, you should carefully read this prospectus, any prospectus supplement or pricing supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” and “Incorporation By Reference” for information on National Rural Utilities Cooperative Finance Corporation (“CFC” or “the Company”, also referred to as “we,” “us” and “our”), including its financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or “the Commission”), using a “shelf” registration procedure. Under this procedure, we may offer and sell the securities from time to time. Each time we offer the securities, we will provide you with a prospectus supplement or pricing supplement that will describe the specific amounts, prices and terms of the securities being offered, including the names of any underwriters, dealers or agents, the compensation of any underwriters, dealers or agents and the net proceeds to us. The prospectus supplement may contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. The prospectus supplement or pricing supplement may also add, update or change information contained in this prospectus.

We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

RISK FACTORS

Investing in the securities involves significant risks. Before you invest in the securities, in addition to the other information contained in this prospectus and in any prospectus supplement or pricing supplement, you should carefully consider the risks and uncertainties discussed under “Forward-Looking Statements” and the other information included or incorporated by reference in this prospectus including the information under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended May 31, 2014, as our risk factors may be updated from time to time in our Quarterly Report on Form 10-Q and in other filings we may make from time to time with the SEC after the date of the registration statement of which this prospectus is a part. Any of these risk factors, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) relating to the securities covered by this prospectus. As permitted by SEC rules, this prospectus may not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s Public Reference Room or website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we have filed with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is an important part of this prospectus, and the information we subsequently file with the SEC will automatically update and supersede the information in this prospectus. Absent unusual circumstances, we will have no obligation to amend this prospectus, other than filing subsequent information with the SEC. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until this offering is completed:

•	Annual Report on Form 10-K for the year ended May 31, 2014 (filed August 28, 2014);
•	Quarterly Report on Form 10-Q for the quarter ended August 31, 2014 (filed October 14, 2014);
•	Current Report on Form 8-K, dated October 6, 2014 (filed October 10, 2014);
•	Current Report on Form 8-K, dated October 28, 2014 (filed October 31, 2014); and
•	Current Report on Form 8-K, dated October 31, 2014 (filed October 31, 2014).

We are not incorporating by reference any document or information that is deemed to be furnished and not filed in accordance with SEC rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings from the SEC as described under “Where You Can Find More Information.” You may also request, at no cost (other than an exhibit to these filings unless we have incorporated that exhibit by reference into this registration statement), a copy of these filings by writing to or telephoning us at the following address:

National Rural Utilities Cooperative Finance Corporation
20701 Cooperative Way
Dulles, VA 20166-6691
(703) 467-1800
Attn: J. Andrew Don
Senior Vice President and Chief Financial Officer

These filings are also available through the Financial Reporting subsection of the Investor Relations section of our website: www.nrucfc.coop. Information on our website does not constitute a part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or pricing supplement. We have not authorized anyone, including any salesman or broker, to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any pricing supplement is accurate as of any date other than the date on the front cover of the document in question.

FORWARD-LOOKING STATEMENTS

This prospectus, including the information incorporated by reference herein, contains forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identified by our use of words such as “intend,” “plan,” “may,” “should,” “will,” “project,” “estimate,” “anticipate,” “believe,” “expect,” “continue,” “potential,” “opportunity” and similar expressions, whether in the negative or affirmative. All statements about future expectations or projections, including statements about loan volume, the appropriateness of the allowance for loan losses, operating income and expenses, leverage and debt-to-equity ratios, borrower financial performance, impaired loans, and sources and uses of liquidity, are forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual results and performance could materially differ. Factors that could cause future results to vary from current expectations include, but are not limited to, general economic conditions, legislative changes including those that could affect our tax status, governmental monetary and fiscal policies, demand for our loan products, lending competition, changes in the quality or composition of our loan portfolio, changes in our ability to access external financing, changes in the credit ratings on our debt, valuation of collateral supporting impaired loans, charges associated with our operation or disposition of foreclosed assets, regulatory and economic conditions in the rural electric industry, non-performance of counterparties to our derivative agreements and the costs and effects of legal or governmental proceedings involving CFC or its members. Some of these and other factors are discussed in our annual and quarterly reports previously filed with the SEC. Except as required by law, we undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect new information, events, circumstances or changes in expectations after the date on which the statement is made.

THE COMPANY

CFC is a member-owned cooperative association incorporated under the laws of the District of Columbia in April 1969. CFC’s principal purpose is to provide its members with financing to supplement the loan programs of the Rural Utilities Service of the United States Department of Agriculture. CFC makes loans to its rural electric members so they can acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also provides its members with credit enhancements in the form of letters of credit and guarantees of debt obligations. As a cooperative, CFC is owned by and exclusively serves its membership, which consists solely of not-for-profit entities or subsidiaries or affiliates of not-for-profit entities. CFC is exempt from federal income taxes under Section 501(c)(4) of the Internal Revenue Code. As a member-owned cooperative, CFC has no publicly held equity securities outstanding. CFC funds its activities primarily through a combination of publicly and privately held debt securities and member investments. As a member owned cooperative, CFC’s objective is not to maximize profit, but rather to offer its members cost-based financial products and services consistent with sound financial management. CFC annually allocates its net earnings, which consists of net income excluding the effect of certain non-cash accounting entries, to a cooperative education fund, a members’ capital reserve, a general reserve, if necessary, and to members based on each member’s patronage of CFC’s loan programs during the year. The Company’s headquarters are located at 20701 Cooperative Way, Dulles, VA 20166-6691 and its telephone number is (703) 467-1800.

For financial statement purposes, CFC’s results of operations and financial condition are consolidated with and include Rural Telephone Finance Cooperative (“RTFC”) and National Cooperative Services Corporation (“NCSC”). CFC also consolidates the financial results of certain entities created and controlled by CFC to hold foreclosed assets and to accommodate loan securitization transactions.

RTFC is a cooperative association originally incorporated in South Dakota in 1987 and reincorporated as a member-owned cooperative association in the District of Columbia in 2005. RTFC’s principal purpose is to provide financing for its rural telecommunications members and their affiliates. RTFC’s membership consists of a combination of not-for-profit entities and for-profit entities. CFC is the sole lender to and manages the business operations of RTFC through a management agreement in effect until December 1, 2016, which is automatically renewed for one-year terms thereafter unless terminated by either party. Under a guarantee agreement, RTFC pays CFC a fee and, in exchange, CFC reimburses RTFC for loan losses. RTFC is headquartered with CFC in Dulles, Virginia. RTFC is a taxable cooperative that pays income tax based on its net income, excluding patronage-sourced net earnings allocated to its patrons, as permitted under Subchapter T of the Internal Revenue Code.

NCSC was incorporated in 1981 in the District of Columbia as a member-owned cooperative association. The principal purpose of NCSC is to provide financing to members of CFC, entities eligible to be members of CFC and the for-profit and non-profit entities that are owned, operated or controlled by, or provide significant benefit to Class A, B and C members of CFC. As of August 31, 2014, NCSC’s membership consisted primarily of distribution systems, power supply systems and statewide and regional associations that were members of CFC. CFC is the primary source of funding to and manages the business operations of NCSC through a management agreement that is automatically renewable on an annual basis unless terminated by either party. Under a guarantee agreement, NCSC pays CFC a fee and, in exchange, CFC reimburses NCSC for loan losses. NCSC is headquartered with CFC in Dulles, Virginia. NCSC is a taxable cooperative. Thus, NCSC pays income tax based on its reportable taxable income and deductions.

At August 31, 2014, after taking into consideration systems that are members of both CFC and NCSC and eliminating memberships between CFC, RTFC and NCSC, our consolidated membership totaled 1,460 members and 228 associates. Our consolidated members include 838 electric distribution systems, 71 power supply systems, 486 telecommunication members, 64 statewide and regional associations, and one national association of cooperatives. The service territories of our electric distribution systems, power supply systems and telecommunication members are located in 49 states, the District of Columbia and two U.S. territories.

RATIO OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for the Company for each of the five years ended May 31, 2014, 2013, 2012, 2011 and 2010 are included in Exhibit 12 to our Annual Report on Form 10-K for the year ended May 31, 2014, and are incorporated by reference into this prospectus. The ratio of earnings to fixed charges for the Company for the three months ended August 31, 2014 is included in Exhibit 12 to our Quarterly Report on Form 10-Q for the quarter ended August 31, 2014 Form 10-Q, and is also incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement or pricing supplement, the net proceeds from the sale of the securities will be added to the general funds of CFC and will be available for loans and for use in connection with the retirement of debt.

DESCRIPTION OF SENIOR DEBT SECURITIES

The following description summarizes the general terms and provisions that may apply to the senior debt securities. Each prospectus supplement or pricing supplement will state the particular terms of the senior debt securities and the extent, if any, to which the general terms and provisions described herein may apply to the senior debt securities included in the prospectus supplement or pricing supplement.

The senior debt securities will be issued under a senior indenture dated as of December 15, 1987, as supplemented by a First Supplemental senior indenture dated as of October 1, 1990, between CFC and U.S. Bank National Association, as successor trustee (as so supplemented, the “senior indenture”). The senior indenture does limit the aggregate principal amount of senior indebtedness which may be issued under it, as described below under “Restriction on Indebtedness”. Additionally, CFC may, without the consent of the holders of the senior debt securities of any series, re-open a previous series of senior debt securities and issue additional senior debt securities of the same series, which additional senior debt securities will have the same terms as the original series except for the issue price, issue date and, in some cases, the first interest payment date. CFC will not issue any additional senior debt securities of the same series unless the additional senior debt securities will be fungible with all senior debt securities of the same series for U.S. federal income tax purposes.

The statements in this prospectus concerning the senior indenture, one or more supplemental senior indentures and the senior debt securities do not purport to be complete and are qualified in their entirety by reference to the senior indenture and any supplemental senior indenture, each of which is or will be incorporated by reference into this prospectus.

General

The senior debt securities will be issued in fully registered form without coupons unless the applicable prospectus supplement provides for an issuance to be in a form registered as to principal only with or without coupons or in bearer form with or without coupons or any combination thereof. Senior debt securities may also be issued in temporary or definitive global bearer form. Unless specified otherwise in the prospectus supplement or pricing supplement, all senior debt securities will be denominated in U.S. dollars, registered senior debt securities will be issued in denominations of $1,000 and multiples of $1,000 and bearer senior debt securities will be issued in denominations of $5,000 and multiples of $5,000. (Sections 201 and 302)

The senior debt securities will be direct, unsecured obligations of CFC. CFC also issues secured senior debt in the form of collateral trust bonds and privately placed senior secured notes, secured by a pledge of member loans. At August 31, 2014, CFC had $6,258 million in aggregate principal amount of collateral trust bonds and $1,474 million of senior secured notes outstanding.

If any of the senior debt securities are offered in a foreign currency or currency unit or if principal of, any premium or any interest on any of the senior debt securities is payable in any foreign currency or currency unit, the applicable prospectus supplement will describe the restrictions, elections, specific terms and other information relative to those senior debt securities.

CFC may issue senior debt securities in one or more series with the same or various maturities at or above par or with an original issue discount. Original issue discount securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) below their stated principal amount. See disclosure regarding taxation contained in the relevant prospectus supplement for a discussion of certain federal income tax considerations with respect to any original issue discount securities.

The prospectus supplement or pricing supplement relating to the particular series of senior debt securities being offered will specify the amounts, prices and terms of such securities. These terms may include:

•	the title of and the limit on the aggregate principal amount of senior debt securities to be issued;
•	the percentage of their principal amount at which the senior debt securities will be sold;
•	the date or dates on which the senior debt securities will mature;
•	the annual rate or rates (which may be fixed or variable) or the method of determining any rate or rates at which the senior debt securities will bear interest;
•	the date or dates from which such interest shall accrue and the date or dates at which interest will be payable;
•	the place where payments may be made on the senior debt securities;
•	any redemption or sinking fund terms;
•	the denominations in which the senior debt securities will be issuable, if other than $1,000 and any integral multiple thereof (if registered) or $5,000 and any integral multiple thereof (if bearer);
•	the principal amount of original issue discount senior debt securities payable upon acceleration;
•	the means of satisfaction and discharge of the senior indenture with respect to the senior debt securities;
•	if the amount payable in respect of principal of or any premium or interest on any of such senior debt securities may be determined with reference to an index or other fact or event ascertainable outside the senior indenture, the manner in which the amounts will be determined;

•	if other than the currency of the United States, the currency, currencies or currency unit or units in which the payment of principal of and any premium and interest on such senior debt securities will be made;
•	if other than the principal amount of the senior debt securities, the portion of the principal amount of the senior debt securities payable upon declaration of acceleration of the maturity;
•	if the principal of or premium or interest on the senior debt securities are to be payable in securities or other property, the type and amount of securities or other property, or the method of determining the amount, and the terms and conditions of the election;
•	the terms, if any, on which senior debt securities may be converted into or exchanged for securities of CFC or any other person;
•	the obligations or instruments, if any, considered eligible obligations in respect of senior debt securities denominated in a currency other than dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of CFC’s indebtedness in respect of the senior debt securities after their satisfaction and discharge;
•	if either CFC or the holders of senior debt securities may elect payment in a currency, currencies or currency unit or units other than that in which the senior debt securities are stated to be payable, then the period or periods within which, and the terms upon which, the election may be made and, if the amount of those payments may be determined with reference to an index based on a currency, currencies or currency unit or units, other than that in which the senior debt securities are stated to be payable, then the manner in which such amounts shall be determined;
•	whether the senior debt securities will be issued as registered senior debt securities, in a form registered as to principal only with or without coupons, or as bearer senior debt securities including temporary and definitive global form, or any combination thereof and applicable exchange provisions;
•	whether CFC will pay additional amounts to any holder of senior debt securities who is not a United States person (as defined in the disclosure relating to tax matters contained in the relevant prospectus supplement) in respect of any tax, assessment or governmental charge required to be withheld or deducted and whether CFC will have the option to redeem the applicable senior debt securities rather than pay additional amounts;
•	the applicability to the series of the senior indenture defeasance provisions;
•	whether the covenants described below under “Restriction on Indebtedness” will apply to the senior debt securities;
•	any limitations on the rights of the holders of senior debt securities to transfer or exchange or to obtain the registration of transfer of senior debt securities, and the amount or terms of a service charge if any for the registration of transfer or exchange of senior debt securities;
•	any changes or additions to the events of default or covenants described in this prospectus; and
•	any other terms of the senior debt securities not inconsistent with the provisions of the senior indenture. (Section 301)

Exchange, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, registered senior debt securities of any series that are not global senior debt securities will be exchangeable for other registered senior debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if senior debt securities of any series are issuable as both registered senior debt securities and bearer senior debt securities, the holder may choose, upon written request and subject to the terms of the senior indenture, to exchange bearer senior debt securities and the appropriate related coupons of that series into registered senior debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer senior debt securities with attached coupons surrendered in exchange for registered senior debt securities between a regular record date or a special record date and the relevant interest payment date must be surrendered without the coupon relating to that interest payment date and interest will not be payable on that interest payment date in respect of the registered senior debt security issued in exchange for that bearer debt security. The interest will be payable only to the holder of that coupon when due in accordance with the terms of the senior indenture. Bearer senior debt securities will not be issued in exchange for registered senior debt securities. No service charge will be made for any registration of transfer or exchange of the senior debt securities but CFC may require payment of a sum sufficient to cover any applicable tax or other governmental charge. (Section 305)

You may present senior debt securities for exchange as provided above. In addition, you may present registered senior debt securities for registration of transfer together with the duly executed form of transfer at the office of the security registrar or at the office of any transfer agent designated by CFC for that purpose with respect to any series of senior debt securities referred to in an applicable prospectus supplement. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. CFC has appointed U.S. Bank National Association as security registrar. (Section 305) If a prospectus supplement refers to any transfer agents (in addition to the security registrar) initially designated by CFC with respect to any series of senior debt securities, CFC may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. However, if senior debt securities of a series are issuable solely as registered senior debt securities, CFC will be required to maintain a transfer agent in each place of payment for such series and, if senior debt securities of a series are issuable as bearer senior debt securities, CFC will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series. CFC may at any time designate additional transfer agents with respect to any series of senior debt securities. (Section 1002)

In the event of any redemption in part, CFC will not be required to:

•	issue, register the transfer of or exchange senior debt securities of any series during a period beginning at the opening of business 15 days before any selection of senior debt securities of that series to be redeemed and ending at the close of business on:
•	if senior debt securities of the series are issuable only as registered senior debt securities, the day of mailing of the relevant notice of redemption;
•	if senior debt securities of the series are issuable only as bearer senior debt securities, the day of the first publication of the relevant notice of redemption; or
•	if senior debt securities of the series are issuable as registered senior debt securities and bearer senior debt securities and there is no publication of the relevant notice of redemption, the day of mailing of the relevant notice of redemption;
•	register the transfer of or exchange any registered senior debt security, or portion thereof, so called for redemption, except the unredeemed portion of any registered senior debt security being redeemed in part; or
•	exchange any bearer senior debt security so called for redemption, except to exchange such bearer senior debt security for a registered senior debt security of that series and like tenor which is simultaneously surrendered for redemption. (Section 305)

Payment and Paying Agents

Unless otherwise specified in an applicable prospectus supplement or pricing supplement, payment of principal and any premium and any interest on registered senior debt securities will be made at the office of the paying agent or paying agents that CFC may designate from time to time. Unless otherwise specified in an applicable prospectus supplement or pricing supplement, CFC will make payment of any installment of interest on registered senior debt securities to the person in whose name that registered senior debt security is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise specified in an applicable prospectus supplement or pricing supplement, the office of U.S. Bank National Association in the Borough of Manhattan, The City of New York will be designated as sole paying agent for payments with respect to senior debt securities that are issuable solely as registered senior debt securities and as CFC’s paying agent in the Borough of Manhattan, The City of New York, for payments with respect to senior debt securities. Any paying agents outside the United States and any other paying agents in the United States initially designated by CFC for the senior debt securities of a particular series will be named in an applicable prospectus supplement or pricing supplement. CFC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but if senior debt securities of a series are issuable solely as registered senior debt securities, CFC will be required to maintain a paying agent in each place of payment for such series. (Section 1002)

If senior debt securities of a series are issuable as bearer senior debt securities, CFC will be required to maintain:

•	a paying agent in the Borough of Manhattan, The City of New York, for payments with respect to any registered senior debt securities of that series and for payments with respect to bearer senior debt securities of that series in certain circumstances; and
•	a paying agent in a place of payment located outside the United States where senior debt securities of such series and any coupons may be presented and surrendered for payment. (Section 1002)

All moneys paid by CFC to a paying agent for the payment of principal, premium or interest on any senior debt security that remains unclaimed at the end of two years after becoming due and payable will be repaid to CFC. After that time, the holder of that senior debt security or relevant coupon will, as an unsecured general creditor, look only to CFC for payment of those amounts. (Section 1003)

Redemption

Any terms for the optional or mandatory redemption of senior debt securities will be set forth in the applicable prospectus supplement or pricing supplement. Unless otherwise provided in the applicable prospectus supplement with respect to senior debt securities that are redeemable at the option of the holder, senior debt securities will be redeemable only upon notice not less than 30 nor more than 60 days prior to the date fixed for redemption. If less than all of the senior debt securities of a series or tranche are to be redeemed, the particular senior debt securities to be redeemed will be selected by a method of selection that the trustee deems fair and appropriate. (Sections 1103 and 1104)

Restriction on Indebtedness

CFC may not incur any indebtedness (including senior debt securities) or make any optional prepayment on any capital term certificate if, as a result, the principal amount of indebtedness outstanding, less the principal amount of government or government insured obligations held by CFC, on the date of such incurrence or prepayment or on any future date would exceed 20 times the sum of the members’ equity in CFC at the time of determination plus the principal amount of capital term certificates outstanding at the time of determination or at the given future date. The principal amounts of indebtedness and capital term certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 1007) For purposes of this restriction, indebtedness means all secured and unsecured indebtedness of CFC (including all guarantees by CFC of indebtedness of others) except capital term certificates. A “capital term certificate” is defined as a note of CFC substantially in the form of the capital term certificates of CFC outstanding on the date of the senior indenture and any other indebtedness having substantially similar provisions as to subordination. As of August 31, 2014, CFC had $20.1 billion outstanding of senior indebtedness. As of such date, within the restrictions of the senior indenture, CFC was permitted to have outstanding an additional $39 billion of indebtedness. As of August 31, 2014, CFC had $7,732 million of senior secured indebtedness outstanding.

Consolidation, Merger and Sale of Assets

CFC may not consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any person unless:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;
•	the successor corporation executes a supplemental senior indenture pursuant to which it assumes the payment of principal of (and premium, if any) and interest on all the senior debt securities and the performance of every covenant of CFC under the senior indenture;
•	immediately after giving effect to the transaction, no event of default and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and
•	CFC delivers to the trustee an officer’s certificate and an opinion of counsel as provided in the senior indenture. (Section 801)

Modification of the Senior Indenture

Without the consent of any holder of senior debt securities, CFC and the trustee may enter into one or more supplemental senior indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor to CFC of the covenants of CFC in the senior indenture and the senior debt securities;
•	to add to the covenants of CFC for the benefit of the holders of all or any series of senior debt securities or to surrender any right or power conferred upon CFC by the senior indenture;
•	to add to or change any of the provisions of the senior indenture to the extent necessary to facilitate the issuance of senior debt securities in bearer form, change or eliminate any restrictions on the manner or place of payment of principal of or any premium or interest on bearer securities, or permit bearer securities to be issued in exchange for registered securities or to permit bearer securities to be issued in exchange for bearer securities of other authorized denominations so long as such addition or change does not adversely affect the interests of holders of senior debt securities;
•	to provide for the creation of any series of senior debt securities and to establish the form or terms of any such series as permitted by the senior indenture;
•	to cure any ambiguity or to correct or supplement any provision in the senior indenture which may be defective or inconsistent with any other provision in the senior indenture, so long as such action does not adversely affect the interest of holders of the senior debt securities;
•	to modify, eliminate or add to the provisions of this senior indenture to such extent as might be necessary to continue the qualification of the senior indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);
•	to add any additional event of defaults with respect to all or any series of senior debt securities;
•	to change or eliminate any of the provisions of the senior indenture, provided that such change or elimination shall become effective only when there is no series of senior debt securities created prior to the execution of such supplemental senior indenture that is adversely affected by such change or elimination;
•	to provide for the issuance of uncertificated senior debt securities of one or more series in addition to or in place of certificated senior debt securities;
•	to provide for the acceptance of appointment by a successor trustee with respect to the senior debt securities of one or more series and to add to or change any of the provisions of the senior indenture as necessary to provide for or facilitate the administration of the trusts under the senior indenture by more than one trustee; or
•	to permit payment in the United States of principal, premium or interest on bearer securities. (Section 901)

CFC’s rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding senior debt securities of all affected series, considered as one class. However, no supplemental senior indenture may, without the consent of the holders of all the affected outstanding senior debt securities:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any senior debt securities;
•	reduce the principal amount, any premium or the interest rate of any of the senior debt securities;
•	reduce the amount of the principal of original issue discount senior debt securities payable on any acceleration of maturity;
•	change the currency, currencies or currency unit or units in which any principal, premium or interest of any of the senior debt securities is payable;
•	change any of CFC’s obligations to maintain an office or agency in the places and for the purposes required by the senior indenture;
•	impair any right to take legal action for an overdue payment;
•	reduce the percentage required for modifications to or waivers of compliance with the senior indenture; or
•	with certain exceptions, modify the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions. (Section 902)

A supplemental senior indenture that changes or eliminates any provision of the senior indenture expressly included solely for the benefit of a particular series of senior debt securities, or modifies the rights of the holders of senior debt securities of the series with respect to the provision, will be deemed not to affect the rights under the senior indenture of the holders of the senior debt securities of any other series. (Section 902)

The senior indenture provides that in determining whether the holders of the requisite principal amount of the outstanding senior debt securities have given or taken any direction, notice, consent, waiver or other action under the senior indenture as of any date:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to the senior indenture,
•	the principal amount of a senior debt security denominated in a foreign currency or currency unit shall be the dollar equivalent as of the date of original issuance of such senior debt security of the principal amount of such security, and
•	senior debt securities owned by the company or any other obligor upon the senior debt securities or any affiliate of the company or of such other obligor shall be disregarded and deemed not to be outstanding, except in determining whether the trustee shall be protected in relying upon any such request, demand or authorization. (Section 101)

If CFC solicits from holders of senior debt securities any request, demand, authorization, direction, notice, consent, election, waiver or other act, CFC may, at its option, by board resolution, fix in advance a record date for the determination of holders of senior debt securities entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other act, but CFC shall have no obligation to do so. If a record date is fixed, the request, demand, authorization, direction, notice, consent, election, waiver or other act may be given before or after the record date, but only the holders of record at the close of business on the record date shall be deemed holders for the purposes of determining whether holders of the requisite proportion of the outstanding senior debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding senior debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer or in exchange or in lieu of the security in respect of anything done, omitted or suffered to be done by the trustee or CFC in reliance thereon, whether or not notation is made upon security. (Section 104)

Waiver of Certain Covenants

CFC will not be required to comply with certain restrictive covenants (including that described above under “Restriction on Indebtedness”) if the holders of at least a majority in principal amount of all series of outstanding senior debt securities affected waive compliance with the restrictive covenants. (Section 1009)

Events of Default, Notice and Waiver

Each of the following will constitute an event of default under the senior indenture with respect to the senior debt securities of any series:

•	failure to pay interest on any senior debt security for 30 days after such interest becomes due and payable;
•	failure to pay the principal of or any premium on any senior debt security at maturity;
•	failure to deposit any sinking fund payment when such payment becomes due;
•	failure to perform or breach of the covenant described above under “Restriction on Indebtedness” that continues for 60 days after the default becomes known to an officer of CFC;
•	failure to perform or breach of any other covenant or warranty in the senior indenture that continues for 60 days after written notice to CFC from the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of the series;
•	certain events of bankruptcy, insolvency or reorganization of CFC; and
•	such other events as may be specified for each series. (Section 501).

If an event of default with respect to any series of senior debt securities has occurred and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of such series may declare the principal amount (or, if the senior debt securities are original issue discount senior debt securities, such portion of the principal amount as may be specified by the terms of such senior debt securities) of all of the senior debt securities of that series to be immediately due and payable. (Section 502)

At any time after a declaration of acceleration with respect to the senior debt securities of any series and before a judgment or decree for payment of the money due has been obtained, the events of default giving rise to the declaration of acceleration will be deemed waived, and the declaration and its consequences will be deemed rescinded and annulled, if:

•	CFC has paid or deposited with the trustee a sum sufficient to pay:
•	all overdue interest on all senior debt securities of such series;
•	the principal of and premium, if any, on any senior debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such senior debt securities;
•	interest upon overdue interest at the rate or rates prescribed therefor in such senior debt securities, to the extent that payment of such interest is lawful; and
•	all amounts due to the trustee under the senior indenture; and
•	any other events of default with respect to the senior debt securities of such series, other than the nonpayment of the principal of the senior debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the senior indenture. (Section 502)

The holders of a majority in principal amount of the outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the senior debt securities of that series provided that such direction shall not be in conflict with any rule of law or the senior indenture. The trustee may take any other action that is consistent with such directions and may decline to act if the trustee determines that such direction would involve it in personal liability. (Section 507)

The holders of not less than a majority in principal amount of the outstanding senior debt securities of any series may, on behalf of the holders of all of the outstanding senior debt securities of such series, waive any past default with respect to such series and its consequences, except a default:

•	in the payment of the principal of or any premium or any interest on any senior debt security of such series; or
•	in respect of a covenant or provision which, under the terms of the senior indenture, cannot be modified or amended without the consent of the holders of all of the outstanding senior debt securities of such series. (Section 508)

The senior indenture contains provisions entitling the trustee, subject to the duty during an event of default in respect of any series of senior debt securities to act with the required standard of care, to be indemnified by the holders of the senior debt securities of the relevant series before proceeding to exercise any right or power at the request of those holders. (Sections 601 and 603)

No holder of a senior debt security of any series will have any right to institute any proceeding with respect to the senior indenture, or for the appointment of a receiver, or for any other remedy, unless:

•	an event of default with respect to the senior debt securities of such series shall have occurred and be continuing, written notice of which has previously been given to the trustee by such holder;
•	the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of such series have made written request for institution of such proceeding to the trustee and have offered reasonable indemnity to the trustee; and
•	the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of such series a direction inconsistent with such request, within 60 days after receipt of such notice, request and offer. (Section 509)

The senior indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of senior debt securities, give to the holders of the senior debt securities of such series notice of all uncured and unwaived defaults known to it; provided that, except in the case of a default in the payment of the principal of or any premium or any interest on, or any sinking fund or purchase fund installment with respect to, any of the senior debt securities of such series, the trustee will be protected in withholding this notice if it in good faith determines that the withholding of such notice is in the interest of those holders. Such notice shall not be given until at least 60 days after the occurrence of default in respect of the performance or breach of any covenant or warranty other than for the payment of the principal of or premium or any interest on, or any sinking fund installment with respect to, any of the senior debt securities of such series. (Section 602)

The senior indenture requires CFC to file annually with the trustee a certificate, executed by two officers of CFC, indicating each such officer’s supervision of a review of CFC’s activities and performance under the senior indenture and whether, based on such review, CFC has performed its obligations under the senior indenture or if there has been a default in the fulfillment of such obligations. (Section 1008)

Meetings

The senior indenture contains provisions for convening meetings of the holders of senior debt securities of a series if senior debt securities of such series are issuable as bearer senior debt securities. (Section 1201) A meeting may be called at any time by the trustee and also, upon request, by CFC or the holders of at least 10% in principal amount of the outstanding senior debt securities of such series, upon notice given in accordance with “Notices” below. (Section 1202) Persons entitled to vote a majority in principal amount of the outstanding senior debt securities of a series shall constitute a quorum at a meeting of holders of senior debt securities of such series. In the absence of a quorum, a meeting called by the holders of senior debt securities shall be dissolved and a meeting called by CFC or the trustee shall be adjourned for a period of at least 10 days, and in the absence of a quorum at the adjourned meeting, the meeting shall be further adjourned for a period of at least 10 days, at which further adjourned meeting persons entitled to vote 25% in aggregate principal amount of the outstanding senior debt securities of such series shall constitute a quorum. Except for any consent which must be given by the holder of each outstanding senior debt security affected thereby, as described above under “Modification of the Senior Indenture,” any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the lesser of:

•	the holders of a majority in principal amount of the outstanding senior debt securities of such series, and
•	66 2/3% in aggregate principal amount of outstanding senior debt securities of such series represented and voting at such meeting.

However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of outstanding senior debt securities of such series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the lesser of:

•	the holders of such specified percentage in principal amount of the outstanding senior debt securities of such series, and
•	a majority in principal amount of outstanding senior debt securities of such series represented and voting at the meeting.

Any resolution passed or decision taken at any meeting of holders of senior debt securities of any series duly held in accordance with the senior indenture will be binding on all holders of senior debt securities of such series and the related coupons. (Section 1204)

Notices

Notices to holders of registered senior debt securities will be given by mail to the address of each such holder as it appears in the security register. (Section 106) Except as otherwise provided in the senior indenture or such bearer senior debt securities, notices to holders of bearer senior debt securities will be given by publication at least once in a daily newspaper in The City of New York and London and will be mailed to the persons whose names and addresses were previously filed with the trustee, within the time prescribed for the giving of such notice.

Title

CFC, the trustee and any agent of CFC or the trustee may treat the person in whose name a registered senior debt security is registered, in the case of registered senior debt securities, and the bearer of any bearer senior debt security and the bearer of any coupon, in the case of bearer senior debt securities, as the absolute owner thereof whether or not such senior debt security or coupon is overdue and notwithstanding any notice to the contrary for the purpose of making payment and for all other purposes. (Section 308)

Title to any bearer senior debt security (including any bearer senior debt security in temporary or definitive global bearer form) and any coupons will pass by delivery.

Replacement of Senior Debt Securities and Coupons

CFC will replace any mutilated senior debt security and any senior debt security with a mutilated coupon at the expense of the holder upon surrender of such mutilated senior debt security or senior debt security with a mutilated coupon to the trustee. CFC will replace senior debt securities or coupons that become destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft thereof satisfactory to CFC and the trustee. In the case of any coupon which becomes destroyed, stolen or lost, that coupon will be replaced upon surrender to the trustee of the senior debt security with all related coupons not destroyed, stolen or lost by issuance of a new senior debt security in exchange for the senior debt security to which such coupon relates. In the case of a destroyed, lost or stolen senior debt security or coupon an indemnity satisfactory to the trustee and CFC may be required at the expense of the holder of such senior debt security or coupon before a replacement senior debt security will be issued. (Section 306)

Satisfaction and Discharge; Defeasance

At CFC’s request, the senior indenture will cease to be in effect as to any specified series of senior debt securities (except for certain obligations to register the transfer or exchange of senior debt securities and hold moneys for payment in trust) if:

•	all the senior debt securities of such series have been cancelled by the trustee, or
•	in the case of senior debt securities and coupons not delivered to the trustee for cancellation, the senior debt securities or coupons have become due and payable, will become due and payable at their stated maturity within one year or are to be called for redemption within one year and, in each case, CFC has deposited with the trustee, in trust, money and, in the case of senior debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of senior debt securities and coupons denominated in a foreign currency, foreign government senior debt securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency units or units in which the offered senior debt securities are payable all the principal of, and interest on, the offered senior debt securities on the dates such payments are due in accordance with the terms of the offered senior debt securities, or
•	the senior debt securities or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 401)

Unless the prospectus supplement or pricing supplement relating to the offered senior debt securities provides otherwise, CFC at its option:

•	will be discharged from any and all obligations in respect of such series of senior debt securities (except for certain obligations to register the transfer or exchange of senior debt securities, replace stolen, lost or mutilated senior debt securities and coupons, maintain paying agencies and hold moneys for payment in trust), or
•	need not comply with certain restrictive covenants of the senior indenture (including those described above under “Restriction on Indebtedness”),

in each case after CFC deposits with the trustee, in trust, money, and, in the case of senior debt securities and coupons denominated in U.S. dollars, U.S. government obligations or, in the case of senior debt securities and coupons denominated in a foreign currency, foreign government senior debt securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the offered senior debt securities are payable all the principal of, and interest on, the offered senior debt securities on the dates such payments are due in accordance with the terms of the offered senior debt securities.

Among the conditions to CFC’s exercising any such option, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the offered senior debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such option had not been exercised. (Section 403)

At CFC’s request, the trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited, for the purposes described in the preceding two paragraphs, with the trustee by CFC and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the trustee, in exchange for, simultaneously, other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC’s request, U.S. government obligations, foreign government securities or money deposited with the trustee for the purposes described in the preceding two paragraphs, if, in the opinion of a nationally-recognized firm of independent public accountants, immediately after such exchange, the obligations, securities or money then held by the trustee will be in the amount then required to be deposited with the trustee for such purposes. (Section 403)

Governing Law

The senior indenture, the senior debt securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York. (Section 113)

The Trustee

U.S. Bank National Association is the trustee under the senior indenture.

Limitations on Issuance of Bearer Securities

Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to bearer senior debt securities. CFC will set forth these limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a bearer senior debt security, in any prospectus supplement providing for the issuance of bearer senior debt securities.

DESCRIPTION OF SUBORDINATED DEBT SECURITIES

The following description summarizes the general terms and provisions that may apply to the subordinated debt securities. Each prospectus supplement or pricing supplement will state the particular terms of the subordinated debt securities and the extent, if any, to which the general terms and provisions described herein may apply to the subordinated debt securities included in the prospectus supplement or pricing supplement.

The subordinated debt securities will be issued under an indenture dated as of October 15, 1996 between CFC and U.S. Bank National Association, as successor trustee, or other trustee to be named (the “subordinated indenture”). The subordinated indenture does not limit the aggregate principal amount of subordinated debt securities which may be issued under it. Additionally, CFC may, without the consent of the holders of the subordinated debt securities of any series, re-open a previous series of subordinated debt securities and issue additional subordinated debt securities of the same series, which additional subordinated debt securities will have the same terms as the original series except for the issue price, issue date and, in some cases, the first interest payment date. CFC will not issue any additional subordinated debt securities of the same series unless the additional subordinated debt securities will be fungible with all the subordinated debt securities of the same series for U.S. federal income tax purposes.

The statements in this prospectus concerning the subordinated indenture, one or more supplemental subordinated indentures and the subordinated debt securities do not purport to be complete and are qualified in their entirety by reference to the subordinated indenture and any supplemental subordinated indenture, each of which is or will be incorporated by reference into this prospectus.

General

The subordinated debt securities will be issued in fully registered form without coupons unless the applicable prospectus supplement provides for an issuance to be in a form registered as to principal only with or without coupons or if provided for in a supplemental subordinated indenture or board resolution, in bearer form with or without coupons, or any combination thereof. Unless specified otherwise in the prospectus supplement, all subordinated debt securities will be denominated in U.S. dollars in denominations of $1,000 and multiples of $1,000. (Sections 201 and 302)

The subordinated debt securities will be direct, unsecured and subordinated obligations of CFC.

If any of the subordinated debt securities are offered in a foreign currency or currency unit or if principal of, any premium or any interest on any of the subordinated debt securities is payable in any foreign currency or currency unit, the applicable prospectus supplement will describe the restrictions, elections, specific terms and other information relative to those subordinated debt securities.

CFC may issue subordinated debt securities in one or more series with the same or various maturities at or above par or with an original issue discount. Original issue discount securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) below their stated principal amount. See the disclosure regarding taxation contained in the relevant prospectus supplement for a discussion of certain federal income tax considerations with respect to any original issue discount securities.

The prospectus supplement or pricing supplement relating to the particular series of subordinated debt securities being offered will specify the amounts, prices and terms of such securities. These terms may include:

•	the title of and the limit on the aggregate principal amount of subordinated debt securities to be issued;
•	the percentage of their principal amount at which the subordinated debt securities will be sold;
•	the date or dates on which the subordinated debt securities will mature;
•	the annual rate or rates (which may be fixed or variable) or the method of determining any rate or rates at which the subordinated debt securities will bear interest;

•	the date or dates from which such interest shall accrue and the date or dates at which interest will be payable;
•	the place where payments may be made on the subordinated debt securities;
•	any redemption or sinking fund terms;
•	the denominations in which the subordinated debt securities will be issuable, if other than $1,000 and any integral multiple thereof;
•	the principal amount of original issue discount subordinated debt securities payable upon acceleration;
•	the means of satisfaction and discharge of the subordinated indenture with respect to the subordinated debt securities;
•	if the amount payable in respect of principal of or any premium or interest on any of such subordinated debt securities may be determined with reference to an index or other fact or event ascertainable outside the subordinated indenture, the manner in which the amounts will be determined;
•	if other than the currency of the United States, the currency, currencies or currency unit or units in which the payment of principal of and any premium and interest on any subordinated debt securities will be payable;
•	if other than the principal amount of the subordinated debt securities, the portion of the principal amount of the subordinated debt securities payable upon declaration of acceleration of the maturity;
•	if the principal of or premium or interest on the subordinated debt securities are to be payable in securities or other property, the type and amount of securities or other property, or the method of determining the amount, and the terms and conditions of the election;
•	the terms, if any, on which subordinated debt securities may be converted into or exchanged for securities of CFC or any other person;
•	the obligations or instruments, if any, considered eligible obligations in respect of subordinated debt securities denominated in a currency other than dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of CFC’s indebtedness in respect of the subordinated debt securities after their satisfaction and discharge;
•	if either CFC or the holders of subordinated debt securities may elect payment in a currency, currencies or currency unit or units other than that in which the subordinated debt securities are stated to be payable, then the period or periods within which, and the terms upon which, the election may be made and, if the amount of those payments may be determined with reference to an index based on a currency, currencies or currency unit or units, other than that in which the subordinated debt securities are stated to be payable, then the manner in which such amounts shall be determined;
•	whether the subordinated debt securities will be issued as registered subordinated debt securities, in a form registered as to principal only with or without coupons, or as bearer subordinated debt securities including temporary and definitive global form, or any combination thereof and applicable exchange provisions;
•	whether CFC will pay additional amounts to any holder of subordinated debt securities who is not a United States person (as defined in the disclosure relating to tax matters contained in the relevant prospectus supplement) in respect of any tax, assessment or governmental charge required to be withheld or deducted and whether CFC will have the option to redeem the applicable subordinated debt securities rather than pay additional amounts;
•	the applicability to the series of the subordinated indenture defeasance provisions;

•	any limitations on the rights of the holders of subordinated debt securities to transfer or exchange or to obtain the registration of transfer of subordinated debt securities, and the amount or terms of a service charge if any for the registration of transfer or exchange of subordinated debt securities;
•	any changes to the events of default or covenants described in this prospectus; and
•	any other terms of the subordinated debt securities not inconsistent with the provisions of the subordinated indenture. (Section 301)

Except as otherwise described in the applicable prospectus supplement, the covenants contained in the subordinated indenture would not afford holders of subordinated debt securities protection in the event of a highly-leveraged transaction involving CFC.

Subordination

The subordinated debt securities will be subordinate and junior in right of payment to all senior indebtedness of CFC.

No payment of principal of, including redemption and sinking fund payments, or premium or interest on, the subordinated debt securities may be made if any senior indebtedness is not paid when due, or a default has occurred with respect to the senior indebtedness permitting the holders to accelerate its maturity and the default has not been cured or waived and has not ceased to exist. Upon any acceleration of the principal amount due on the subordinated debt securities or any payment or distribution of assets of CFC to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all senior indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment. The holders of the subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions until all amounts owing on the senior indebtedness are paid in full. (Article 15)

The term “senior indebtedness” is defined in the subordinated indenture to mean:

•	all indebtedness heretofore or hereafter incurred by CFC for money borrowed unless by its terms it is provided that such indebtedness is not senior indebtedness;
•	all other indebtedness hereafter incurred by the CFC which by its terms provides that such indebtedness is senior indebtedness;
•	all guarantees, endorsements and other contingent obligations in respect of, or obligations to purchase or otherwise acquire or service, indebtedness or obligations of others; and
•	any amendments, modifications, deferrals, renewals or extensions of any such senior indebtedness, or debentures, notes or evidences of indebtedness heretofore or hereafter issued in evidence of or exchange of such senior indebtedness.

The subordinated indenture does not limit the aggregate amount of senior indebtedness that CFC may issue. As of August 31, 2014, outstanding senior indebtedness of CFC aggregated approximately $20.1 billion, including contingent guarantees of $1 billion.

Exchange, Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, subordinated debt securities of any series that are not global subordinated debt securities will be exchangeable for other subordinated debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. (Section 305)

Subject to the terms of the subordinated indenture and the limitations applicable to global securities, subordinated debt securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the security registrar or at the office of any transfer agent designated by CFC for such purpose. CFC may designate itself the security registrar. No service charge will be made for any registration of transfer or exchange of subordinated debt securities, but CFC may require payment of a sum sufficient to cover any applicable tax or other governmental charge. The transfer or exchange will be effected upon the security registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305) Any transfer agent in addition to the security registrar initially designated by CFC for any subordinated debt securities will be named in the applicable prospectus supplement. CFC may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but CFC will be required to maintain a transfer agent in each place of payment for the subordinated debt securities of each series. (Section 602)

CFC will not be required to:

•	register the transfer of, or exchange any subordinated debt securities or any tranche thereof during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such subordinated debt security called for redemption and ending at the close of business on the day of such mailing; or
•	register the transfer of or exchange any subordinated debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such subordinated debt security being redeemed in part. (Section 305)

Payment and Paying Agents

Unless otherwise specified in an applicable prospectus supplement or pricing supplement, payment of principal and any premium and interest on the subordinated debt securities of a particular series will be made at the office of the paying agent or paying agents that CFC may designate from time to time. Unless otherwise specified in an applicable prospectus supplement or pricing supplement, CFC will make payment on any installment of interest on registered subordinated debt securities to the person in whose name that registered subordinated debt security is registered at the close of business on the regular record date for such interest. (Section 307)

Unless otherwise specified in an applicable prospectus supplement or pricing supplement, the office of U.S. Bank National Association in the Borough of Manhattan, The City of New York will be designated as sole paying agent for payments with respect to subordinated debt securities. Any paying agents outside the United States and any other paying agents initially designated by CFC for the subordinated debt securities of a particular series will be named in an applicable prospectus supplement or pricing supplement. CFC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but CFC will be required to maintain a paying agent in each place of payment for the subordinated debt securities of a particular series. (Section 602)

All moneys paid by CFC to a paying agent for the payment of the principal, premium or interest on any subordinated debt security that remains unclaimed at the end of two years after becoming due and payable will be repaid to CFC. After that time, the holder of that subordinated debt security will, as an unsecured general creditor, look only to CFC for payment of those amounts. (Section 603)

Redemption

Any terms for the optional or mandatory redemption of subordinated debt securities will be set forth in the applicable prospectus supplement or pricing supplement. Unless otherwise provided in the applicable prospectus supplement with respect to subordinated debt securities that are redeemable at the option of the holder, subordinated debt securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption. If less than all the subordinated debt securities of a series or tranche are to be redeemed, the particular subordinated debt securities to be redeemed will be selected by a method of random selection that the security registrar deems fair and appropriate. (Section 403 and 404)

Any notice of redemption at the option of CFC may state that the redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such subordinated debt securities. The notice may also state that if the money has not been received, the notice will be of no force and effect and CFC will not be required to redeem such subordinated debt securities. (Section 404)

Consolidation, Merger, and Sale of Assets

CFC may not consolidate with or merge into any other corporation or transfer its assets substantially as an entirety to any person unless:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;
•	the successor corporation executes a supplemental subordinated indenture pursuant to which it assumes the payment of principal of (and premium, if any) and interest on all the subordinated debt securities and the performance of every covenant of CFC under the subordinated indenture;
•	immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time, or both, would become an event of default, has occurred and is continuing; and
•	CFC delivers to the trustee an officer’s certificate and an opinion of counsel as provided in the subordinated indenture. (Section 1101)

Modification of the Subordinated Indenture

Without the consent of any holder of subordinated debt securities, CFC and the trustee may enter into one or more supplemental subordinated indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor to CFC of the covenants of CFC in the subordinated indenture and the subordinated debt securities;
•	to add one or more covenants of CFC or other provisions for the benefit of the holders of all or any series of the subordinated debt securities or to surrender any right or power conferred upon CFC by the subordinated indenture;
•	to add any additional events of default with respect to all or any series of outstanding subordinated debt securities;
•	to change or eliminate any provision of the subordinated indenture or to add any new provision to the subordinated indenture, but if the change, elimination or addition will adversely affect the interests of the holders of subordinated debt securities of any series in any material respect, the change, elimination or addition will not become effective with respect to the series;
•	to provide collateral security for the subordinated debt securities;
•	to establish the form or terms of subordinated debt securities of any series as permitted by the subordinated indenture;
•	to provide for the acceptance of appointment by a successor trustee with respect to the subordinated debt securities of one or more series and to add to or change any of the provisions of the subordinated indenture as necessary to provide for or facilitate the administration of the trusts under the subordinated indenture by more than one trustee;
•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of subordinated debt securities;
•	to change any place where:
•	the principal of and premium, if any, and interest, if any, on any subordinated debt securities is payable;
•	any subordinated debt securities may be surrendered for registration of transfer or exchange;
•	notices and demands to or upon CFC in respect of subordinated debt securities and the subordinated indenture may be served; or
•	to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the subordinated indenture, so long as such changes or additions do not adversely affect the interests of the holders of subordinated debt securities of any series in any material respect. (Section 1201)

If the Trust Indenture Act is amended after the date of the subordinated indenture to require changes to the subordinated indenture or the incorporation of additional provisions or to permit changes to, or the elimination of, provisions which, at the date of the subordinated indenture, were required by the Trust Indenture Act to be contained in the subordinated indenture, the subordinated indenture will be deemed amended so as to conform to the amendment or to effect the changes or elimination. CFC and the trustee may, without the consent of any holders, enter into one or more supplemental subordinated indentures to evidence or effect the amendment. (Section 1201)

Except as provided above, the consent of the holders of not less than a majority in aggregate principal amount of the subordinated debt securities of all series then outstanding, considered as one class, is required to add any provisions to, or change in any manner, or eliminate any of the provisions of, the subordinated indenture. However, if less than all of the series of subordinated debt securities outstanding are directly affected by a proposed supplemental subordinated indenture, then the consent only of the holders of a majority in aggregate principal amount of outstanding subordinated debt securities of all series so directly affected, considered as one class, will be required. If the subordinated debt securities of any series have been issued in more than one tranche and if the proposed supplemental subordinated indenture directly affects the rights of the holders of one or more, but less than all, tranches, the consent only of the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of all tranches directly affected, considered as one class, will be required. However, no supplemental subordinated indenture may, without the consent of the holders of all of the affected outstanding subordinated debt securities:

•	change the stated maturity, installment or interest rate of any of the subordinated debt securities;
•	reduce the principal amount, any premium or the interest rate on any of the subordinated debt securities;
•	reduce the amount of the principal of original issue discount subordinated debt securities payable on acceleration of maturity;
•	change the coin or currency or other property in which any principal, premium or interest of any of the subordinated debt securities is payable;
•	impair any right to take legal action for an overdue payment;
•	reduce the percentage required for modifications to or waivers of compliance with the subordinated indenture;
•	reduce the requirements for quorum or voting; or
•	with certain exceptions, modify the provisions for the waivers of certain covenants and defaults and any of the foregoing provisions. (Section 1202)

A supplemental subordinated indenture that changes or eliminates any provision of the subordinated indenture expressly included solely for the benefit of a particular series of subordinated debt securities or tranches, or modifies the rights of the holders of subordinated debt securities of the series or tranches with respect to the provision, will be deemed not to affect the rights under the subordinated indenture of the holders of the subordinated debt securities of any other series or tranche. (Section 1202)

The subordinated indenture provides that in determining whether the holders of the requisite principal amount of the outstanding subordinated debt securities have given or taken any direction, notice, consent, waiver or other action under the subordinated indenture as of any date:

•	subordinated debt securities owned by CFC or any other obligor upon the securities or any affiliate of CFC or of the other obligor unless CFC, the affiliate or obligor owns all securities outstanding under the subordinated indenture, or all outstanding subordinated debt securities of each the series and the tranche, as the case may be, determined without regard to this bullet point shall be disregarded and deemed not outstanding;

•	the principal amount of a discount subordinated debt security deemed outstanding shall be the amount of the principal that would be due and payable as of the date of determination upon a declaration of acceleration of the maturity as provided in the subordinated indenture; and
•	the principal amount of a subordinated debt security denominated in foreign currencies or a composite currency deemed outstanding will be the dollar equivalent, determined as of that date in the manner prescribed for that subordinated debt security, of the principal amount of that subordinated debt security, or, in the case of a subordinated debt security described in the second bullet point above, of the amount described in that bullet point. (Section 101)

If CFC solicits from holders of subordinated debt securities any request, demand, authorization, direction, notice, consent, election, waiver or other act, CFC may, at its option, by board resolution, fix in advance a record date for the determination of holders of subordinated debt securities entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other act, but CFC shall have no obligation to do so. If a record date is fixed, the request, demand, authorization, direction, notice, consent, election, waiver or other act may be given before or after the record date, but only the holders of record at the close of business on the record date shall be deemed holders for the purposes of determining whether holders of the requisite proportion of the outstanding subordinated debt securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other act, and for that purpose the outstanding subordinated debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder shall bind every future holder of the same security and the holder of every security issued upon the registration of transfer or in exchange or in lieu of the security in respect of anything done, omitted or suffered to be done by the trustee or CFC in reliance thereon, whether or not notation is made upon security. (Section 104)

Waiver of Certain Covenants

CFC will not be required to comply with certain restrictive covenants if the holders of at least a majority in principal amount of all series of outstanding subordinated debt securities affected waive compliance with the restrictive covenants. (Section 606)

Events of Default, Notice and Waiver

Each of the following will constitute an event of default under the subordinated indenture with respect to subordinated debt securities of any series:

•	failure to pay interest on any subordinated debt securities for 60 days after the interest becomes due and payable;
•	failure to pay principal or premium, if any, on any subordinated debt security within three business days after the subordinated debt security becomes due;
•	failure to perform or breach of any other covenant or warranty in the subordinated indenture that continues for 60 days after written notice to CFC from the trustee, or holders of at least 33% in principal amount of the outstanding subordinated debt securities of the series;
•	certain events of bankruptcy, insolvency or reorganization of CFC; and
•	such other events as may be specified for each series.

No event of default with respect to one series of subordinated debt securities necessarily constitutes an event of default with respect to another series of subordinated debt securities. (Section 801)

If an event of default with respect to any series of subordinated debt securities has occurred and is continuing, either the trustee or the holders of not less than 33% in principal amount of the outstanding subordinated debt securities of such series may declare the principal amount (or if the subordinated debt securities are original issue discount subordinated debt securities, such portion of the principal amount as may be specified by the terms of such subordinated debt securities) of all of the subordinated debt securities of that series to be immediately due and payable. However, if an event of default has occurred and is continuing with respect to more than one series of subordinated debt securities, the trustee or the holders of not less than 33%

in aggregate principal amount of the outstanding subordinated debt securities of all such series, considered as one class, and not the holders of the subordinated debt securities of any one series may make the declaration of acceleration. (Section 802)

At any time after a declaration of acceleration with respect to the subordinated debt securities of any series and before a judgment or decree for payment of the money due has been obtained, the events of default giving rise to the declaration of acceleration will be deemed waived, and the declaration and its consequences will be deemed rescinded and annulled, if:

•	CFC has paid or deposited with the trustee a sum sufficient to pay:
•	all overdue interest on all subordinated debt securities of such series;
•	the principal of and premium, if any, on any subordinated debt securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such subordinated debt securities;
•	interest upon overdue interest at the rate or rates prescribed therefor in such subordinated debt securities, to the extent that payment of such interest is lawful; and
•	all amounts due to the trustee under the subordinated indenture; and
•	any other events of default with respect to the subordinated debt securities of such series, other than the nonpayment of the principal of the subordinated debt securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the subordinated indenture. (Section 802)

If an event of default has occurred and is continuing, in respect of a series of subordinated debt securities, the holders of a majority in principal amount of the outstanding subordinated debt securities of such series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the subordinated debt securities of such series; provided that if an event of default has occurred and is continuing in respect of more than one series of subordinated debt securities, the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of all such series, considered as one class, may make such direction; provided further that such direction shall not be in conflict with any rule of law or the subordinated indenture, or involve the trustee in personal liability where indemnification would not, in the trustee’s discretion, be adequate. The trustee may take any other action that is consistent with such directions. (Section 812)

The holders of not less than a majority in principal amount of the outstanding subordinated debt securities of any series may, on behalf of the holders of all of the outstanding subordinated debt securities of such series, waive any past default under the subordinated indenture with respect to such series and its consequences, except a default:

•	in the payment of principal, premium or interest on any subordinated debt security of such series; or
•	in respect of a covenant or provision of the subordinated indenture which cannot be modified or amended without the consent of the holders of all of the outstanding subordinated debt securities of such series. (Section 813)

The subordinated indenture contains provisions entitling the trustee, subject to the duty during an event of default in respect of any series of subordinated debt securities to act with the required standard of care, to be indemnified by the holders of the subordinated debt securities of the relevant series before proceeding to exercise any right or power at the request of those holders. (Sections 901 and 903)

No holder of a subordinated debt security of any series will have any right to institute any proceeding with respect to the subordinated indenture, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

•	an event of default with respect to the subordinated debt securities of such series shall have occurred and be continuing, written notice for which has previously been given to the trustee by such holder;

•	the holders of not less than 33 1/3% in aggregate principal amount of the outstanding subordinated debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, have made written request to the trustee for institution of such proceeding and have offered reasonable indemnity to the trustee; and
•	the trustee has failed to institute such proceeding and has not received from the holders of a majority in aggregate principal amount of the outstanding subordinated debt securities of all series in respect of which an event of default has occurred and is continuing, considered as one class, a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 807)

These limitations do not apply to a suit instituted by a holder of a subordinated debt security for the enforcement of payment of the principal of or any premium or interest on the subordinated debt security on or after the applicable maturity date specified in such subordinated debt security. (Section 808)

The subordinated indenture provides that the trustee will give notice of any uncured and unwaived default under the subordinated indenture with respect to any series of subordinated debt securities to the holders of such series in the manner and to the extent required by the Trust Indenture Act, except that no notice of any default with respect to any of CFC’s covenants or warranties shall be given until at least 75 days after the occurrence of such default. (Section 902)

The subordinated indenture requires CFC to file annually with the trustee a certificate, executed by an officer of CFC as to such officer’s knowledge of CFC’s compliance with all conditions and covenants under the subordinated indenture, determined without regard to any grace period or notice requirements. (Section 605)

Meetings

A meeting may be called at any time by the trustee and also, upon request to the trustee, by CFC or the holders of at least 33% in principal amount of the outstanding subordinated debt securities of all series and tranches upon notice given in accordance with “Notices” below. (Section 1302) Persons entitled to vote a majority in principal amount of the outstanding subordinated debt securities of such series or tranches shall constitute a quorum at a meeting of holders of subordinated debt securities of such series or tranches. However, if any action is to be taken at such meeting which the subordinated indenture provides may be taken by holders of subordinated debt securities of a specified percentage that is less than a majority in principal amount of the outstanding subordinated debt securities of such series and tranches, considered as one class, the persons entitled to vote such specified percentage in principal amount of the outstanding subordinated debt securities of such series and tranches, considered as one class, shall constitute a quorum. In the absence of a quorum, a meeting called by holders of subordinated debt securities shall be dissolved and a meeting called by CFC or the trustee shall be adjourned as determined by the chairman of the meeting. In the absence of a quorum at the adjourned meeting, the meeting shall be further adjourned for such period as may be determined by the chairman of the meeting. Except for any consent which must be given by the holder of each outstanding subordinated debt security affected thereby, as described above under “Modification of the Subordinated Indenture,” any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of a majority in aggregate principal amount of the outstanding subordinated debt securities. (Section 1304)

However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of outstanding subordinated debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding subordinated debt securities of that series. (Section 1304)

Any resolution passed or decision taken at any meeting of holders of subordinated debt securities of any series duly held in accordance with the subordinated indenture will be binding on all holders of subordinated debt securities of that series and the related coupons. (Section 1304)

Notices

Notices to holders of registered subordinated debt securities will be given by mail to the address of each such holder as it appears in the security register. (Section 106)

Title

CFC, the trustee and any agent of CFC or the trustee may treat the person in whose name a subordinated debt security is registered as the absolute owner of such subordinated debt security, whether or not such subordinated debt security may be overdue and notwithstanding any notice to the contrary, for the purpose of making payment and for all other purposes. (Section 308)

Satisfaction and Discharge; Defeasance

Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, any subordinated debt security, or any portion of the principal amount, will be deemed paid for purposes of the subordinated indenture, and, at CFC’s election, the entire indebtedness of CFC in respect thereof will be deemed satisfied and discharged, if there has been irrevocably deposited with the trustee or any paying agent other than CFC in trust any of the following in an amount sufficient to pay when due the principal of and premium, if any, and interest, if any, due and to become due on the subordinated debt securities or portions thereof:

•	money;
•	eligible obligations; or
•	a combination of the above bullet points. (Section 701)

For this purpose, unless otherwise indicated in the applicable prospectus supplement or pricing supplement, eligible obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of its full faith and credit, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due on them, in each case which do not contain provisions permitting the redemption or other prepayment at the option of the issuer. Among the conditions to CFC’s making the election to have all indebtedness issued under the subordinated indenture deemed satisfied and discharged, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the subordinated debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred.

Replacement of Subordinated Debt Securities

CFC will replace any mutilated subordinated debt security at the expense of the holder upon surrender of such mutilated subordinated debt security to the trustee. CFC will replace subordinated debt securities that become destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft thereof satisfactory to CFC and the trustee. In the case of a destroyed, lost or stolen subordinated debt security, an indemnity satisfactory to the trustee and CFC may be required at the expense of the holder of such subordinated debt security before a replacement subordinated debt security will be issued. (Section 306)

Governing Law

The subordinated indenture and the subordinated debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

The Trustee

U.S. Bank National Association is the trustee under the subordinated indenture.

Limitations on Issuance of Bearer Securities

Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to bearer subordinated debt securities. CFC will set forth these limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a bearer subordinated debt security, in any prospectus supplement providing for the issuance of bearer subordinated debt securities.

GLOBAL SECURITIES

The Depository Trust Company (“DTC”) will act as securities depository for the securities. The securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully-registered certificates will be issued as global securities for each issue of the securities in the aggregate principal amount of such issue, and will be deposited with, or held for the benefit of, DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of the securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of the securities (“beneficial owner”) is in turn to be recorded on the participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all the securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to CFC as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal and interest and redemption proceeds on the securities will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the payable date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such participant and not of DTC, CFC or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal and interest and redemption proceeds to DTC is the responsibility of CFC or the trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursements of such payments to the beneficial owners shall be the responsibility of participants.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to CFC or the trustee. Under such circumstances, in the event that a successor securities depository is not obtained, the securities certificates are required to be printed and delivered.

CFC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, the securities certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that CFC believes to be reliable (including DTC), but CFC takes no responsibility for the accuracy thereof.

Neither CFC, the trustee nor any underwriter will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the securities, or payments to, or the providing of notice for, participants or beneficial owners.

PLAN OF DISTRIBUTION

CFC may sell the securities being offered hereby:

•	directly to purchasers,
•	through agents, or
•	through underwriters or dealers.

Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a reasonable best-efforts basis for the period of its appointment.

If underwriters are utilized in the sale, CFC will enter into an underwriting agreement with those underwriters and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement, which will be used by the underwriters to make resales of the securities or warrants in respect of which this prospectus is delivered to the public.

If a dealer is utilized in the sale of any of the securities, CFC will sell such securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

The agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from CFC or any profit on the resale of the securities or warrants by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from CFC will be described in the prospectus supplement.

Under agreements entered into with CFC, agents and underwriters who participate in the distribution of the securities may be entitled to indemnification by CFC against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make.

If indicated in the prospectus supplement, CFC will authorize agents and underwriters to solicit offers by certain institutions to purchase the securities from CFC at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless CFC otherwise agrees the aggregate principal amount of the securities sold pursuant to contracts will be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to CFC’s approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the prospectus supplement or pricing supplement will be granted to agents and underwriters soliciting purchases of the securities pursuant to a contract accepted by CFC. Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the prospectus supplement or pricing supplement.

Each underwriter, dealer and agent participating in the distribution of any of the securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, the securities in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the securities. See “Limitations on Issuance of Bearer Securities.”

All the securities will be a new issue of securities with no established trading market. Any underwriters to whom the securities are sold by CFC for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

In connection with offerings made hereby, the underwriters or agents may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters or agents in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and short positions created by the underwriters or agents involve the sale by the underwriters or agents of a greater aggregate principal amount of securities than they are required to purchase from CFC. The underwriters or agents also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in an offering may be reclaimed by the underwriters or agents if such securities are repurchased in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

LEGAL OPINIONS

The validity of the securities offered hereby and certain U.S. tax matters in connection with an offering of the securities will be passed upon for CFC by Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street NW, Washington, D.C. The agents, dealers or underwriters, if any, will be represented by Hunton & Williams LLP, 200 Park Avenue, New York, New York. Hunton & Williams LLP from time to time has performed and may perform legal services for CFC.

EXPERTS

The consolidated financial statements of National Rural Utilities Cooperative Finance Corporation as of May 31, 2014, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

KPMG LLP’s report dated August 28, 2014, refers to its audit of the adoption of Accounting Standards Update No. 2011-11, Disclosures about Offsetting Assets and Liabilities, and Accounting Standards Update No. 2013-01, Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, as more fully described in Note 16 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2013 consolidated financial statements other than with respect to this disclosure.

The consolidated financial statements as of May 31, 2013, and for each of the two years in the period ended May 31, 2013, incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended May 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

Such consolidated financial statements have been so incorporated in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

National Rural Utilities
Cooperative Finance Corporation

CFC InterNotes®

Incapital LLC

Citigroup

Comerica Securities

J.J.B. Hilliard, W.L. Lyons LLC

Wells Fargo

PROSPECTUS SUPPLEMENT
November 10, 2014